ACQUISITION AND STOCK PURCHASE AGREEMENT

This Acquisition and Stock Purchase Agreement (“Agreement”) is entered into as of June 23, 2025 (“Closing Date”), made by and among:

SecureTech Innovations, Inc., a Wyoming corporation, with its mailing address at (“Parent Corporation”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:AI UltraProd, Inc., a Wyoming corporation and wholly owned subsidiary of the Parent Corporation, with its mailing address at (“Purchaser”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:Aiultraprod Group Limited (formerly, Jizhu Group Limited), a Hong Kong limited liability company, with its mailing address at (“Company”):

Rm. 1002

10th Floor

Easey Commercial Building

253-261

Hennessy Road, Wanchai

Hong Kong

AND:AIUP Holding Limited, a British Virgin Islands private limited company number 11725987, with its mailing address at (“Shareholder”):

Waterloo Industrial Estate

Bidford-Upon-Avon

Warwickshire

B50 4JH

United Kingdom

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AND:

Zhejiang Jizhu Technology Co., Ltd., a Chinese limited liability company, with its mailing address at (“Subsidiary”):

Room 2040

2nd Floor

Yigao Digital Economy Industrial Park

Fenghua District

Ningbo City, Zhejiang Province

China

RECITALS

WHEREAS, the Shareholder is the sole owner of one hundred percent (100%) of the issued and outstanding equity securities of the Company, including all warrants, options, or other rights to acquire equity interests therein (“Company Stock”);

WHEREAS, the Company directly owns a ninety percent (90.0%) controlling interest in the Subsidiary through its subscribed capital contribution of ten million (RMB$10,000,000) Chinese RMB, and represents that there are no outstanding warrants, options, or other rights to acquire or dilute its ownership interest in the Subsidiary;

WHEREAS, the Shareholder desires to transfer all of its Company Stock, as well as the Company’s aggregate equity interests and rights, if any, in the Subsidiary, to the Purchaser (“Acquisition”) in consideration for unregistered shares of the Parent Corporation’s Series A Preferred Stock, with a par value of $0.001 per share (“Acquisition Shares”);

WHEREAS, for the purpose of this Agreement, all parties acknowledge that terms such as equity interest and subscribed capital contribution are to be equated with ownership equity interests and are interchangeable;

WHEREAS, the respective Boards of Directors of the Company, Subsidiary, Purchaser, and Parent Corporation have determined that the Acquisition is in the best interests of their respective entities and have duly approved the transaction in accordance with applicable corporate governance requirements, fiduciary duties, and all relevant international regulatory obligations, including anti-fraud and transparency measures; and

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all parties hereto agree as follows:

AGREEMENT

1. ACQUISITION AND SALE OF THE COMPANY STOCK

1.1.Purchase and Sale of the Company Stock. Subject to all the terms and conditions of this Agreement, (i) the Shareholder hereby sells, transfers, and delivers to the Purchaser, and the Purchaser hereby purchases from the Shareholder, all the shares of the Company Stock owned by such Shareholder, free and clear of any Encumbrances (as defined in Section 2.5) and (ii) each option, warrant, or other right to purchase any

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securities of the Company Stock and the Subsidiary, if any, shall terminate. Following the consummation of the Acquisition, the Purchaser shall own one hundred percent (100%) of the Company’s issued and outstanding shares of equity securities and all warrants, options, and other rights to acquire its equity securities.

1.2.Purchase Price for the Company Stock (and all Options, Warrants, and the Subsidiary). In accordance with the terms and conditions of this Agreement, and in exchange for the transfer of the Company Stock, the Purchaser and Parent Corporation shall issue a specified number of Acquisition Shares. The total aggregate value of these Acquisition Shares shall equal the agreed-upon purchase price of eight million five hundred sixty-five thousand five hundred U.S. Dollars (US$8,565,500) (“Purchase Price”). Acquisition Shares shall be issued as follows:

a)Valuation of Acquisition Share. Each Acquisition Share shall be valued based on the previous trading session’s closing price of the Parent Corporation’s common stock, as reported by OTC Markets Group under the trading symbol “SCTH” (“Closing Price”), which was four dollars and sixty-three cents (US$4.63) on June 21, 2025. The Closing Price shall be multiplied by ten thousand (10,000), which represents the number of shares of common stock of the Parent Corporation underlying each Acquisition Share (“Acquisition Share Price”), resulting in a per-share value of forty-six thousand three hundred U.S. Dollars (US$46,300).

b)Determination of Acquisition Shares Issuance. The number of Acquisition Shares issued to the Shareholder shall be calculated by dividing the Purchase Price by the Acquisition Share Price.

c)Fractional Acquisition Shares and Rounding. Fractional Acquisition Shares will not be issued. Instead, the Parent Corporation, at its sole discretion, may:

(i)Provide a cash payment equivalent to the value of any fractional Acquisition Share; or

(ii)Round the number of Acquisition Shares issued up to the nearest whole number. Any such adjustment(s) shall be made in accordance with applicable securities, tax, and financial market laws across all relevant jurisdictions.

d)Number of Acquisition Shares to be Issued. Based on the foregoing, the Parent Company shall issue, on behalf of the Purchaser, one hundred eighty-five (185) Acquisition Shares to the Shareholder in exchange for the Company Stock.

e)Remaining a Subsidiary (No Spin-Off) Earnout Provision. In the event that, during the term of this Agreement and the Incubation Operating Agreement dated June 23, 2025, all parties unanimously agree in writing to forgo spinning the Company off as an independent NASDAQ-listed entity and instead elect to retain the Company as a wholly owned subsidiary of the Parent Corporation into perpetuity, the Shareholder shall be entitled to receive the following additional compensation towards the Purchase Price (“No Spin-Off Earnout”):

(i)Additional Acquisition Shares: In the event all parties elect to exercise the No Spin-Off Earnout provision, the Parent Corporation shall immediately issue, on behalf of the Purchaser, three-hundred fifty-seven (357) additional Acquisition Shares (“Additional Acquisition Shares”);

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(ii)Valuation of the Additional Acquisition Shares: The Additional Acquisition Shares shall be valued, based on the Acquisition Share Price, at sixteen million five hundred twenty-nine thousand one hundred U.S. Dollars (US$16,529,100) as of the Closing Date;

(iii)Triggering Mechanism: The No Spin-Off Earnout shall be triggered only upon the unanimous written agreement of all parties to this Agreement. Upon such written agreement, this Agreement and the Incubation Operating Agreement dated June 23, 2025 shall be deemed automatically terminated and of no further force or effect, effective immediately upon the issuance of the Additional Acquisition Shares; and

(iv)Seat on the Parent Corporation’s Board of Directors: In the event of a No Spin-Off Earnout payment, and termination of this Agreement and the Incubation Operating Agreement dated June 23, 2025, the Shareholder may elect one (1) person to sit and serve on the Parent Corporation's Board of Directors. As of the date of the Closing, the Parent Corporation had two (2) members on its Board of Directors. The appointment pursuant to this Section would result in the Parent Corporation's Board of Directors being expanded to include three (3) sitting members.

Following the issuance of the Additional Acquisition Shares, the Parent Corporation’s Board of Directors shall assume sole and exclusive authority over all corporate, operational, and strategic business decisions concerning both the Parent Corporation and the Company. Without limitation, any future decision to spin off, sell, transfer, or otherwise dispose of all or any portion of the Company, or any of its assets or equity interests, shall rest entirely within the discretion of the Parent Corporation’s Board of Directors and shall not require the consent, approval, or further participation of any other party to this Agreement.

f)Securities Compliance. The issuance, pricing, and transfer of Acquisition Shares and Additional Acquisition Shares shall comply with all applicable securities laws and regulatory requirements in the United States, as well as with relevant international regulations governing equity transactions in Europe and Asia, including those related to financial transparency, anti-fraud, and anti-money laundering standards. All parties acknowledge their responsibility to adhere to corporate governance, financial reporting, and anti-fraud provisions under their respective jurisdictional frameworks. This Section shall be interpreted to mitigate potential liabilities arising from stock issuance, valuation disputes, or regulatory non-compliance.

g)Survival. This Section shall survive the termination or expiration of this Agreement and shall remain in full force and effect for as long as the Incubation Operating Agreement dated June 23, 2025 remains in effect.

1.3.Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely by electronic exchange of signature pages on the Closing Date. At Closing, the Company, the Shareholder, the Purchaser, and the Parent Corporation, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of each party. The Shareholder shall deliver to the Purchaser certificates representing the Company Stock owned by such Shareholder, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite transfer

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stamps affixed thereto, ensuring that all documentation complies with international protocols for authentication and legal recordation.

1.4.Options, Warrants, and Rights. As of the Closing Date, all outstanding options, warrants, or other rights to purchase Company Stock or any other securities of the Company or the Subsidiary shall be terminated and shall not be assumed by the Purchaser or Parent Corporation in connection with the Acquisition. The Company, the Subsidiary, and their representatives shall take all necessary actions to ensure the proper cancellation of such securities in accordance with applicable corporate governance protocols and securities regulations, thereby limiting any potential future claims or liabilities arising from such instruments.

1.5.Escrow Agent. Upon Closing and the completion of all share issuances and transfers, the Purchaser, Shareholder, and Parent Corporation shall deliver the Acquisition Shares and the Company Stock to an independent third-party escrow agent for safekeeping pursuant to the Incubation Operating Agreement executed between the parties on June 23, 2025 (“Incubation Agreement”), a copy of which is attached hereto as Exhibit B. Post Closing, the terms and covenants of the Incubation Agreement shall govern this escrow account, the Acquisition Shares, and the Company Stock.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE SHAREHOLDER, AND THE SUBSIDIARY

The Company, the Shareholder, and the Subsidiary hereby jointly and severally represent and warrant to the Purchaser and the Parent Corporation that each of the following representations and warranties is true and correct in all respects as of the Closing Date, except as disclosed in the Seller’s Disclosure Schedules separately delivered to the Purchaser at Closing (“Disclosure Schedules”), attached hereto as Exhibit A. For purposes of this Section 2, the term “Material Adverse Effect” shall mean, with respect to the business of the Company or the Subsidiaries, any significant adverse change or event—taken in the aggregate—that materially affects the operations, properties, prospects, financial condition, or results of operations of the Company’s or the Subsidiary’s businesses.

2.1.Organization and Authority to Do Business; Good Standing. The Company is a private limited company, duly organized, validly existing, and in good standing under the laws of Hong Kong and is qualified to do business in every jurisdiction in which it is required to be qualified, and the Subsidiary is a private limited liability company, duly organized, validly existing, and in good standing under the laws of China and are qualified to do business in every jurisdiction in which they are required to be qualified.

The Company and the Subsidiary have the full power and authority and all licenses, permits, and authorizations necessary to own and operate their properties and to carry on their businesses as now conducted. Correct and complete copies of the Company’s and Subsidiary’s articles of incorporation, bylaws, and similar governing documents have been furnished to the Purchaser and the Parent Corporation (collectively, “Charter Documents”).

Correct and complete copies of the minutes books containing the records of all the meetings of the stockholders and board of directors, the stock certificate books, and the stock record books of the Company and Subsidiary have been furnished to the Purchaser. The corporate books as well as the records of the Company and Subsidiary are complete and accurate in all respects, and all facts and corporate actions reflected therein have been conducted or taken in material compliance with all applicable laws and with the relevant bylaws. All books and records required to be maintained by the Company and

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Subsidiary have been accurately maintained on a timely basis. The Company and the Subsidiary are not in default under or in violation of any provision of their Charter Documents, are not insolvent, nor declared bankrupt, and no actions or requests are pending to declare them bankrupt or to make them subject to – inter alia - any insolvency proceedings, composition with creditors or other winding up procedure. Schedule 2.1 of the Disclosure Schedules lists all of the directors and executive officers of the Company and the Subsidiary.

2.2.Authority and Enforceability. The Company and the Subsidiary have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The respective board of directors and the shareholders of the Company and the Subsidiary have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Company and the Subsidiary, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

2.3.Capitalization.

a)The Company. The Company is a Hong Kong private company limited by shares with ten thousand (10,000) shares authorized.

As of the Closing Date, the Company had ten thousand (10,000) shares issued and outstanding, with the Shareholder owning one hundred percent (100.0%) of the Company’s issued and outstanding equity.

b)The Subsidiary. The Subsidiary is a Chinese limited liability company with a total Subscribed Capital Contributions of eleven million one-hundred ten-thousand nine-hundred sixty-seven (RMB$11,110,967) Chinese RMB. The Subsidiary has no outstanding warrants, options, or other rights to acquire or dilute any of its equity or subscribed capital interests.

As of the Closing Date, the Company owned and had a controlling ninety percent (90.0%) overall interest with its Subscribed Capital Contributions of ten million (RMB$10,000,000) Chinese RMB in the Subsidiary.

2.4.Subsidiaries.

a)The Subsidiary. The Subsidiary is a Chinese limited liability company with a total Subscribed Capital Contributions of eleven million one-hundred ten-thousand nine-hundred sixty-seven (RMB$11,110,967) Chinese RMB.

As of the Closing Date, the Company owned and had a controlling ninety percent (90.0%) overall interest with its Subscribed Capital Contributions of ten million (RMB$10,000,000) Chinese RMB in the Subsidiary.

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The Subsidiary has no outstanding warrants, options, or other rights to acquire or dilute any of its equity or subscribed capital interests.

b)Jizhu Technology (Huzhou) Co., Ltd. Jizhu Technology (Huzhou) Co., Ltd. is a Chinese limited liability company (“Huzhou”) with a total Subscribed Capital Contributions of one million one-hundred twenty thousand (RMB$1,120,000) Chinese RMB.

As of the Closing Date, the Subsidiary owned and had a controlling eighty and four-tenths of a percent (80.4%) overall interest with its Subscribed Capital Contributions of nine-hundred thousand (RMB$900,000) Chinese RMB in Huzhou.

Huzhou has no outstanding warrants, options, or other rights to acquire or dilute any of its equity or subscribed capital interests

An organizational chart illustrating the ownership of the Shareholder, the Company, the Subsidiary, and Huzhou is attached hereto as Exhibit C.

2.5.Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent, or approval of, any public or governmental body or authority is necessary for the consummation of the Acquisition. Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition will: (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or authority, any nongovernmental, self-regulatory organization or agency to which the Company and the Subsidiary or any of their properties or assets may be subject, or any court to which the Company or the Subsidiary are subject, or any provision of the Charter Documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Subsidiary are a party or by which they may be bound or to which any of their assets are subject (or result in the imposition of any Encumbrance upon any of their assets). For purposes of this Agreement, “Encumbrance” means any encumbrance, claim, lien, charge, mortgage, security interest, equity, option, pledge, restriction on transferability (including, without limitation, any voting agreement, voting trust, any restriction on voting rights or right of disposition), defect of title, attachments, preliminary attachments or adverse claims (whether or not made, known or contingent), or other claims or third party rights of whatever nature on any property or property interest.

2.6.Brokers’ Fees. Neither the Company nor the Subsidiary has any liability or obligation to pay any fees, commissions, or expenses to any broker, finder, or agent in connection with the Acquisition. This representation extends to all intermediaries and is in line with global practices in M&A transactions.

2.7.Financial Statements. The Company has previously delivered to the Purchaser and the Parent Corporation the audited consolidated financial statements of the Subsidiary for the fiscal years ended December 31, 2024 and December 31, 2023 and the unaudited consolidated financial statements for the three months ended March 31, 2025 and March 31, 2024 (“Financial Statements”). The Financial Statements have been prepared from, and are in accordance with, the books and records of the Subsidiary, and present fairly, in all material respects, the financial position and results of operations of the Subsidiary as of the dates and for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States (“GAAP”). The accounting books as well as the records of the Subsidiary are complete and

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accurate in all respects, and all facts and accounting actions reflected therein have been conducted or taken in material compliance with all applicable laws and with the relevant bylaws. All accounting books and records required to be maintained by the Subsidiary have been accurately maintained on a timely basis. Any differences between domestic and international reporting standards have been reconciled, and additional disclosures are available in the Disclosure Schedules.

2.8.No Adverse Changes. Except as disclosed on Schedule 2.8 of the Disclosure Schedules, since the date of the Financial Statements the business of the Company and the Subsidiary have been conducted only in the ordinary course and in accordance with past and current practices, which comply with the law and are reasonable and customary in the circumstances, due to use of the due diligence of a “prudent business man” and, thus, there has not been:

a)any material adverse change in the businesses of the Company or the Subsidiary or any event or condition that has had or is reasonably likely to have a Material Adverse Effect on the businesses of the Company or the Subsidiary;

b)any transaction, commitment, contract, or agreement entered into by the Company or the Subsidiary or any relinquishment by the Company or the Subsidiary of any contract or other right;

c)any payment or other provision of value to any third party, outside the ordinary course of the business of the Company and the Subsidiary; or

d)any significant change in the payment terms with the suppliers or customers of the Company or the Subsidiary;

e)any amendment to the Charter Documents; or

f)any loss of an important customer or supplier, and the Company’s and Subsidiary’s management have not received any written notice from any such important customer stating its intent to cease doing business with the Company or the Subsidiary.

2.9.Absence of Undisclosed Liabilities. Neither the Company nor the Subsidiary have any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (i) liabilities or obligations that are fully accrued or reserved against in the Financial Statements, and (ii) liabilities or obligations arising since the date of the Financial Statements in the ordinary course of business and consistent with past practice that would not separately or cumulatively reasonably likely result in a Material Adverse Effect.

2.10.Compliance; Liabilities. All activities of the Company and the Subsidiary have been, and are currently being, conducted in compliance with all applicable state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, guidelines, and other similar items of any court or other governmental entity. All Company indebtedness, including that of the Subsidiary, is listed on Schedule 2.10 of the Disclosure Schedules. No event (including the Acquisition) has occurred or been alleged that would, upon the passage of time or the giving of any notice, certificate, declaration, or demand, become an event of default under, or breach of, any of the terms of any loan, borrowing, debenture, or financial facility of the Company or the Subsidiary, or which would entitle any person to call for repayment prior to normal maturity.

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2.11.Environmental Laws and Regulations. There has been no storage, disposal, generation, manufacture, refinement, transportation, handling, Release (as defined below), or treatment of waste or hazardous substances by the Company or the Subsidiary or at, upon, or from any of the property now or previously owned or leased by the Company or the Subsidiary or at, upon or from any third party property where the Company and Subsidiary made any product or installation of any kind, in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, or which could reasonably be expected to require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree, or permit. For the purposes of this Section, “Release” shall mean any material spill, discharge, leak, emission, injection, escape, dumping, or other release of any kind.

2.12.Taxes.

a)For purposes of this Agreement, “Tax” or “Taxes” means any state, local, or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, including, without limitation, taxes or withholdings associated with the use of independent contractors, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and “Tax Return” means any return, report, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

b)The Company and the Subsidiary have filed all Tax Returns required to be filed; all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company and the Subsidiary for the periods covered thereby; all Taxes owed by the Company and the Subsidiary (whether or not shown on any such Tax Return) have been timely paid or accrued for; neither the Company nor the Subsidiary are currently the beneficiary of any extension of time within which to file any Tax Return; the Company and the Subsidiary have duly and timely withheld from employee and consultant salaries, wages, and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; the Company and the Subsidiary have not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; all deficiencies asserted or assessments made as a result of any examination or audit of the Company’s and the Subsidiary’s Tax Returns have been paid in full; there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or Subsidiary and no basis exists therefor; there are no liens for Taxes upon the assets of the Company or the Subsidiary except liens relating to current Taxes not yet due; and all Taxes which the Company and the Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against, and entered on the books of the Company and the Subsidiary.

All tax representations also extend to international tax compliance and the coordination of tax matters under cross-border regulatory frameworks.

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2.13.Real Property. The Company and the Subsidiary own no real property except for the right of property over the land surface as duly specified in the Disclosure Schedules. Schedule 2.13 of the Disclosure Schedules lists and describes briefly all real property leased, subleased, occupied, held, controlled, or otherwise used or contemplated to be used by the Company and the Subsidiary. The Company and the Subsidiary are in actual and exclusive occupation of each such property. None of the properties occupied by the Company or the Subsidiary is in material violation of any law or in violation of any building, zoning, or other ordinance, code, or regulation which would have a Material Adverse Effect or materially interfere with the use and occupancy thereof in the ordinary course by the Company and the Subsidiary of their businesses.

2.14.Intellectual Property Rights. The Company and the Subsidiary own, possess, or have applied for all patents, patent rights, trademarks, trademark registrations, service marks, service mark registrations, trade names, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information systems or procedures), and other rights or interests in items of intellectual property as are necessary for the operation of the business now conducted or proposed by the Company and the Subsidiary to be conducted by the Company and the Subsidiary (collectively, “Intellectual Property”), all of which are listed on Schedule 2.14 of the Disclosure Schedules.

2.15.Tangible Assets. The Company and the Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business as conducted or as proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practices, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is currently used. The Intellectual Property is not subject, also after the completion of the transaction contemplated in this Agreement, to any constraints or limitations. This representation includes an assurance that all tangible assets comply with applicable safety, environmental, and regulatory standards in all relevant jurisdictions.

2.16.Contracts. Schedule 2.16 of the Disclosure Schedules contains an accurate and complete list of every contract (whether express or implied), plan, agreement, lease, or understanding to which the Company or the Subsidiary are a party or may be bound that involves (i) obligations of, or payments to, the Company or the Subsidiary in excess of five-thousand US dollars (US$5,000), (ii) the license of any patent, copyright, trade secret, or other proprietary right to or from the Company or the Subsidiaries, other than licenses to the Company or the Subsidiary available at a cost not exceeding two-thousand US dollars (US$2,000) and widely available through regular commercial distribution channels on standard terms and conditions, or (iii) the granting of rights to manufacture, produce, assemble, distribute, license, market, or sell the Company’s or the Subsidiary’s products or affecting the Company’s or the Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market, or sell its products (each, a “Contract,” and collectively, “Contracts”). The Company and the Subsidiary have performed all material obligations required to be performed by them under the Contracts. There has not been any event of default (or any event or condition with notice or the lapse of time, both, or otherwise, would constitute an event of default) thereunder on the part of the Company, the Subsidiary, or any other party thereto under one or more Contracts. The Contracts are in full force and effect, have been signed by individuals vested with the necessary powers, and are valid and enforceable by the Company and the Subsidiary in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws now or hereafter in effect relating to creditors’ rights generally, by general principles of equity.

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2.17.Insurance. Schedule 2.17 of the Disclosure Schedules sets forth a true and complete list of the insurance policies maintained with respect to the Company and the Subsidiary, their respective assets and properties, or their directors, officers, or employees. True and complete copies of all such insurance policies and all related applications, together with all modifications and amendments thereto, have been delivered to the Purchaser and the Parent Corporation before the date hereof. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company and the Subsidiary have performed in all material respects their respective obligations under each policy to which the Company or the Subsidiary is a party or that provides coverage to the Company, the Subsidiary, or any director, officer, or employee thereof. The insurance coverage is sufficient for compliance with all requirements of applicable law, regulations, and of any contract to which the Company or the Subsidiary is a party to and covers risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated.

2.18.Litigation. Except as described in Schedule 2.18 of the Disclosure Schedules, (i) there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened against or involving the Company, the Subsidiary, their employees, directors, collaborators, current or former, or any of its properties or rights, before any court, tax court, arbitrator, or administrative or governmental body, and there exists no reasonable basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; (ii) there is no judgment, decree, injunction, rule or order of any court, tax court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against the Company or the Subsidiary; and (iii) the Company and the Subsidiary are not in violation of any term of any judgment, decree, injunction or order outstanding against them.

2.19.Employees.

a)Schedule 2.19 of the Disclosure Schedules contains a complete list of every employee (including officers and directors), consultant, collaborator (including project-workers), commercial agent, and business finder of the Company or the Subsidiary, providing their position, start dates, compensation (including benefits), accrued vacation, and stock options, or other equity incentive issued or granted to them by the Company or the Subsidiary (including grant date, vesting terms, amount expected to be vested as of the Closing Date, and exercise price). As of the Closing Date, all such options or other rights to acquire securities will have been terminated or exercised.

b)The Company and the Subsidiary are not a party to or bound by any collective bargaining agreement at the Company’s or the Subsidiary’s level, and they have not experienced any strikes, committed any unfair labor practices, and have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Subsidiary. The Company and the Subsidiary are in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours and, except as disclosed in Schedule 2.19 of the Disclosure Schedules, the Company and the Subsidiary have not violated or incurred any liabilities for breach or unlawful termination of any employment contract with any of its employees or former employees or for failure to comply with an order for the reinstatement or reengagement and back pay of any of its employees or former employees.

c)The Company and the Subsidiary have not granted any loans to any employee.

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d)The Company and the Subsidiary have not experienced any work stoppage involving their employees within the past five (5) years.

e)The Company and the Subsidiary have paid in full to all employees all wages, salaries, and bonuses due and payable to such employees, and have paid in full any related withholding tax to applicable tax authorities.

f)No golden parachutes or similar advantages for employees exist, nor any contractual obligations in excess of mandatory provisions of law in case of dismissal.

g)The Acquisition will not give rise to (i) any extraordinary payment obligations to any employee, consultant, or other party on the part of the Company or the Subsidiary or (ii) the right of any employee or consultant to terminate or modify the terms of such party’s relationship with the Company or the Subsidiary.

h)No employee, director, consultant, or independent contractor is party to any contract, including, without limitation, any employment, consulting, contracting, or similar contract, oral or written, with the Company or the Subsidiary. No employee, director, consultant, or independent contractor is entitled to severance, bonus, or any other payment upon termination of such party’s employment, consulting, or independent contractor relationship with the Company or the Subsidiary or any extraordinary payment upon a change of control of the Company or the Subsidiary. Except as disclosed in Schedule 2.19 of the Disclosure Schedules, all employees, consultants, and independent contractors provide such employment, consulting, or independent contractor services to the Company and the Subsidiary on an “at will” basis.

2.20.Employee Benefits. The Company and the Subsidiaries maintain no employee benefit plans.

2.21.Guarantees. The Company and its Subsidiary do not serve as guarantors and are not liable for the liabilities or obligations (including debts) of any other individual or entity. This provision applies regardless of the jurisdiction and is intended to prevent any indirect or implied guarantee liability under international regulatory regimes.

2.22.Related-Party Transactions. Except as set forth on Schedule 2.22 of the Disclosure Schedules, (i) no present employee, consultant, officer, shareholder, director, or Affiliate (as defined below) of the Company or the Subsidiary, or, in the case of any of the foregoing who are individuals, any member of his or her immediate family, or any Affiliate of any of the foregoing, and (ii) no former employee, consultant, officer, shareholder, director, or Affiliate of the Company or the Subsidiary, or, in the case of any of the foregoing who are individuals, any member of his or her immediate family, or any Affiliate of any of the foregoing:

a)is indebted to the Company or the Subsidiary nor is the Company or the Subsidiary indebted (or committed to make loans or extend or guaranty credit) to any such person, other than for (i) the payment of salary or performance bonuses for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or the Subsidiary, or (iii) other standard employee benefits made generally available to all employees or to similarly situated persons;

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b)is, directly or indirectly, interested in any material contract with the Company or the Subsidiary (other than such contracts as relate to any such person’s employment with the Company or the Subsidiaries, or ownership of capital stock of the Company or the Subsidiary) nor holds any direct or indirect ownership interest in any firm or corporation (i) with which the Company or the Subsidiary are affiliated or with which the Company or the Subsidiary have a business relationship or (ii) that competes with the Company or the Subsidiary, except that such persons may own stock in publicly traded companies (not exceeding one percent of any such company’s outstanding capital stock) that may compete with the Company or the Subsidiary.

As used herein the term “Affiliate” shall mean any person or entity that controls or is controlled by, or is under common control with, the designated party. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether by ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other interest of a person or entity. This definition is intended to be consistent with related-party disclosure requirements under U.S. GAAP.

2.23.Inventory. Each item of inventory of the Company and the Subsidiary, whether reflected on the Financial Statements or subsequently acquired, (a) is free of any material defect or deficiency, (b) is in good, usable and currently marketable condition consistent with past practice in the ordinary course of business of the Company and the Subsidiary, and (c) is properly reflected in the books and records of the Company and the Subsidiary at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP. Since the date of the Financial Statements, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Company or the Subsidiary, except for write-downs and reserves in the ordinary course of business.

2.24.Receivables. All the accounts receivable of the Company and the Subsidiary that are reflected on the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of business. All such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Financial Statements. Since the date of the Financial Statements, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company or the Subsidiary, except for write-offs in the ordinary course of business.

2.25.Assets. The Company and the Subsidiary have good and valid title to all the assets reflected on the Financial Statements or thereafter acquired, other than assets disposed of in the ordinary course of business since the date of the Financial Statements, in each case free and clear of all Encumbrances. Schedule 2.25 of the Disclosure Statements sets forth a brief description of each item of equipment or other personal property of the Company and the Subsidiary with an original cost in excess of ten thousand US dollars (US$10,000), indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation through the date of the Financial Statements. Each item set forth or required to be set forth in Schedule 2.25 of the Disclosure Schedules is adequate for the uses to which it is being put, is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Company and the Subsidiary and generally accepted industry practice. All leased equipment and other personal property of the Company and the Subsidiary are in all material respects in the condition required of such property by the terms of the lease applicable thereto. The buildings, plants, and structures of the Company and the

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Subsidiary are structurally sound, are in good condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, or structures need maintenance or repairs except for ordinary, routine maintenance and repairs. The assets of the Company and the Subsidiary are sufficient for the continued conduct of the business of the Company and the Subsidiary in substantially the same manner as conducted before the date hereof.

2.26.Administrative Law. The Company and the Subsidiary have obtained all necessary governmental and local approvals, authorizations, permits, and licenses required for the lawful conduct of their businesses.

2.27.Product Liability. In all its processes, the Company and the Subsidiary maintain the highest level of diligence and utilize the most advanced scientific and technological standards currently available for the activities carried out in furtherance of its corporate purpose. There are no pending or threatened actions, suits, or proceedings against the Company or the Subsidiary in connection with the products it sells, nor are there any proceedings likely to be initiated against it. There are no liabilities with regard to warranties given in relation to products of the Company or the Subsidiary supplied to customers prior to the execution of this Agreement.

2.28.Disclosure. The representations and warranties set forth in this Section 2 are true and accurate in all material respects, and do not contain any untrue statement of a material fact. Furthermore, this Section does not omit any material fact necessary to ensure that the statements and information provided herein are not misleading in any context. The parties acknowledge their responsibility to comply with applicable disclosure requirements under relevant U.S., European, Asian, and all applicable international securities laws and regulations, in order to maintain transparency and prevent any potential misrepresentation.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder, with respect only to the Shareholder individually and no other person or entity, represents and warrants to the Purchaser and the Parent Corporation that each of the representations and warranties set forth below are true and correct in all respects as of the Closing Date with respect to such Shareholder, except as fairly disclosed in the Disclosure Schedules:

3.1.Authority and Enforceability. The Shareholder is the only owner of Company Stock and, thus, has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2.No Violations. Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which the Shareholder is bound that could affect the Company Stock, the Company, or the Subsidiaries.

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3.3.Company Stock. The Shareholder holds record title and beneficial ownership of the Company Stock listed therein, free and clear of any liens, encumbrances, or restrictions on transfer (except for those imposed by applicable securities laws) and free of any adverse taxes, security interests, options, warrants, purchase rights, contracts, commitments, claims, or other encumbrances. Further, the Shareholder is not a party to any agreement—whether in the form of an option, warrant, purchase right, or otherwise—that entitles or obligates it to acquire, directly or indirectly, any additional equity interest in the Company or the Subsidiaries, or that would otherwise require the Shareholder to sell, transfer, or dispose of any such equity interest, except as provided by this Agreement.

Moreover, the Shareholder is not subject to any voting trust, proxy, or similar arrangement affecting the voting rights associated with the Company Stock. There is no litigation, claim, proceeding, or governmental investigation pending or threatened against the Shareholder that might delay, prevent, or otherwise materially impair the consummation of the Acquisition. Accordingly, upon transferring the Company Stock on the Closing Date, the Purchaser will receive good, valid, and marketable title to the Company Stock, both legal and beneficial.

3.4.Claims Against the Company or the Subsidiary. The Shareholder has no claims against the Company or the Subsidiary other than those arising from the Shareholder’s ownership of the Company Stock.

3.5.Termination of Rights to Purchase Securities. By executing this Agreement, the Shareholder hereby permanently and irrevocably terminates any interest or right that the Shareholder has in, or to acquire, any security or additional interests or ownership in the Company and the Subsidiary, effective as of the Closing Date.

3.6.Securities Act. The Acquisition Shares are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act of 1933, as amended (“Securities Act”).

3.7.Disclosure of Information. The Shareholder has received and/or has had full access to a copy of all reports, registration statements, prospectuses, and other information required to be filed by the Parent Corporation (“SEC Filings”) with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act of 1934, as amended (“1934 Act”), and the Securities Act. The Shareholder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Acquisition Shares to be issued by the Parent Corporation to the Shareholder under this Agreement. The Shareholder has also had the opportunity to ask questions and receive answers from the Purchaser and Parent Corporation regarding the terms and conditions of the offering of the Acquisition Shares and to obtain additional information necessary to make its investment decision.

3.8.Investment Experience. The Shareholder acknowledges that the purchase of the Acquisition Shares involves substantial risks. The Shareholder represents and warrants that (i) they have prior experience as an investor in securities, including investments in companies comparable to the Parent Corporation; (ii) they are capable of making independent investment decisions without reliance on external advice; (iii) they possess the financial capacity to bear the economic risks associated with their investment in the Acquisition Shares; and (iv) they have sufficient knowledge and experience in financial and business matters to evaluate both the merits and risks of this investment and to protect their interests accordingly.

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3.9.Legend.

a)It is understood that any certificates evidencing the Acquisition Shares will bear the legend set forth below (or one similar in nature):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD IN AN “OFFSHORE TRANSACTION” IN RELIANCE UPON REGULATION S AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“SECURITIES ACT”) AND MAY NOT BE TRANSFERRED OTHER THAN IN ACCORDANCE WITH REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

b)The legend set forth in paragraph (a) shall, upon the request of the Shareholder, be removed by the Parent Corporation’s transfer agent from any certificate evidencing the Acquisition Shares upon delivery to the Parent Corporation’s transfer agent of an opinion of counsel to the Shareholder, reasonably satisfactory to the Parent Corporation’s transfer agent their counsel, that the restricted security can be freely transferred without a registration statement being in effect under the Securities Act.

3.10.Compliance with Laws. The Shareholder has satisfied the laws of the Shareholder’s jurisdiction in connection with the Acquisition, including (i) the legal requirements within the jurisdiction for the purchase of the Acquisition Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase or holding of the Acquisition Shares.

3.11.Regulation S. The Shareholder is not a United States person (as defined in Regulation S of the Securities Act) (“US Person”), and in order to establish the basis for an exemption for the offer and sale of the Acquisition Shares under Regulation S promulgated under the Securities Act for offshore transactions with non-US Persons, the Shareholder makes the representations, warranties, and acknowledgements set forth on Exhibit D attached hereto.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT CORPORATION

The Purchaser and the Parent Corporation hereby represent and warrant to the Company, the Subsidiary, and the Shareholder that each of the representations and warranties set forth below is true and correct in all respects as of the Closing Date. For purposes of this Section 4, the term “Material Adverse Effect” shall mean, with respect to the business of the Purchaser, any significant adverse change or event—taken in the aggregate—that materially affects the operations, properties, prospects, financial condition, or results of operations of the Purchaser’s or the Parent Corporation’s businesses.

4.1.Organization, Good Standing, and Qualification. The Purchaser and Parent Corporation are corporations duly organized, validly existing, and in good standing under the laws of the State of Wyoming and have all requisite corporate power and authority to carry on their business as now conducted and as currently proposed to be conducted.

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4.2.Authority and Enforceability. The Purchaser and Parent Corporation have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser and Parent Corporation have approved this Agreement and authorized its execution and delivery, along with the transactions it entails. No additional corporate proceedings on behalf of either the Purchaser or Parent Corporation are necessary to approve this Agreement or the consummation of the Acquisition. This Agreement constitutes the valid and legally binding obligation of Purchaser and Parent Corporation enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3.Capitalization. At Closing, the authorized capital stock of the Parent Corporation shall be as set forth in the most recent SEC Filings. All of the Purchaser’s issued and outstanding capital stock is duly authorized, validly issued, fully paid, and nonassessable, and has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right of stockholders. None of the issued and outstanding capital stock, including the Acquisition Shares, is and will not be, as of the Closing Date, subject to any preemptive, subscription right, or other similar rights. There are no declared or accrued unpaid dividends with respect to any of the Parent Corporation’s equity securities. There are no agreements, written or oral, between the Parent Corporation and any of its shareholders or among any shareholders relating to the Acquisition (including without limitation rights of first refusal, preemptive rights or other similar rights), or disposition, or registration under the Securities Act, or voting of the capital stock of the Parent Corporation. Other than as noted in the SEC Filings, the Parent Corporation has no capital stock other than its authorized, issued, and outstanding common stock and Series A Preferred Stock.

4.4.Compliance with Instruments. Neither the Purchaser nor the Parent Corporation are in violation or default of any provisions of their respective Articles of Incorporation or Bylaws or in violation or default in any material respect of any instrument, judgment, order, writ, decree, or contract to which either is a party or by which either are bound or of any material provision of federal or state statute, rule, or regulation applicable to such representing party. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, judgment, order, writ, decree, or contract or an event which results in the creation of any material lien, charge or Encumbrance upon any assets of Purchaser or Parent Corporation.

4.5.Broker’s Fees. Neither the Purchaser nor the Parent Corporation has any liability or obligation to pay any fees, commissions, or expenses to any broker, finder, or agent in connection with the Acquisition.

4.6.Financial Statements. The SEC Filings comprise all documents and reports that the Parent Corporation (consolidated to include the Purchaser’s financial statements) is required to file with the SEC under the Securities Act, the Securities Exchange Act of 1934, and all related rules and regulations, as of the date hereof. The financial statements contained in the SEC Filings (collectively, the “Parent Corporation Financial Statements”), together with all accompanying notes, have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied across all periods presented. These statements fairly present, in all material respects, the financial position and results of operations of both

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the Parent Corporation and the Purchaser as of the dates and for the periods indicated. Furthermore, all books of account and other financial records have been maintained in compliance with all applicable legal and accounting requirements, and the Parent Corporation’s Financial Statements accurately reflect those records.

4.7.No Adverse Changes. The business of the Purchaser and Parent Corporation has been conducted only in the ordinary course and in accordance with past and current practices, which comply with all laws and are reasonable and customary in the circumstances, and there have not been:

a)any material adverse change in the business of either the Purchaser or Parent Corporation or any event or condition that has had or is reasonably likely to have a Material Adverse Effect on the business of the Purchaser or Parent Corporation;

b)any transaction, commitment, contract, or agreement entered into by the Purchaser or Parent Corporation or any relinquishment by the Purchaser or Parent Corporation of any contract or other right;

c)any payment or other provision of value to any third party, outside the ordinary course of the business of the Purchaser or Parent Corporation; or

d)any significant change in the payment terms with the suppliers or customers of the Purchaser or Parent Corporation;

e)any amendment to either the Purchaser’s or Parent Corporation’s articles of incorporation, bylaws, or other comparable organizational documents; or

f)any loss of an important customer or supplier, and neither the Purchaser’s nor Parent Corporation’s management has received any written notice from any such important customer stating its intent to cease doing business with the Purchaser or Parent Corporation.

4.8.Absence of Undisclosed Liabilities. Neither the Purchaser nor the Parent Corporation have any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (i) liabilities or obligations that are fully accrued or reserved against in the Parent Corporation’s Financial Statements, and (ii) liabilities or obligations arising since the date of the Parent Corporation’s Financial Statements in the ordinary course of business and consistent with past practice that would not separately or cumulatively reasonably likely result in a Material Adverse Effect.

4.9.Compliance. All activities of the Purchaser and Parent Corporation have been, and are currently being, conducted in compliance with all applicable state, local, and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, guidelines, and other similar items of any court or other governmental entity. All Purchaser and Parent Corporation indebtedness is listed in the SEC Filings. No event (including the Acquisition) has occurred or been alleged that would, with the passage of time or the giving of any notice, certificate, declaration, or demand, become an event of default under, or breach of, any of the terms of any loan, borrowing, debenture, or financial facility of the Purchaser or Parent Corporation, or would entitle any person to call for repayment prior to normal maturity.

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4.10.Taxes.

a)For purposes of this Agreement, “Tax” or “Taxes” means any state, local, or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, including, without limitation, taxes or withholdings associated with the use of independent contractors, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and “Tax Return” means any return, report, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

b)The Purchaser and the Parent Corporation have filed all Tax Returns required to be filed; all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Purchaser and Parent Corporation for the periods covered thereby; all Taxes owed by the Purchaser and Parent Corporation (whether or not shown on any such Tax Return) have been timely paid or accrued for; neither the Purchaser nor the Parent Corporation is currently the beneficiary of any extension of time within which to file any Tax Return; the Purchaser and Parent Corporation have duly and timely withheld from employee and consultant salaries, wages, and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; neither the Purchaser nor the Parent Corporation have not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; all deficiencies asserted or assessments made as a result of any examination or audit of the Purchaser’s and/or Parent Corporation’s Tax Returns have been paid in full; there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Purchaser and Parent Corporation and no basis exists therefor; there are no liens for Taxes upon the assets of the Purchaser or Parent Corporation except liens relating to current Taxes not yet due; and all Taxes which the Purchaser and Parent Corporation is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against, and entered on the books of the Purchaser and Parent Corporation.

4.11.Litigation.

a)There is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened against or involving the Purchaser or the Parent Corporation, their employees, directors, collaborators, current or former, or any of its properties or rights, before any court, tax court, arbitrator, or administrative or governmental body, and there exists no reasonable basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; and

b)There is no judgment, decree, injunction, rule or order of any court, tax court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Purchaser or Parent Corporation; and

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c)Neither the Purchaser nor the Parent Corporation is in violation of any term of any judgment, decree, injunction, or order outstanding against it.

4.12.Guarantees. Neither the Purchaser nor the Parent Corporation is a guarantor of, nor are either otherwise liable for, any liability or obligation (including indebtedness) of any other person or entity.

4.13.Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. CONDITIONS TO CLOSING

5.1.Conditions of the Company, the Subsidiary, and the Shareholder to Closing. The obligations of the Company, the Subsidiary, and the Shareholder under this Agreement are subject to (i) the representations and warranties of the Purchaser and Parent Corporation contained in Sections 4 being true and correct as of the Closing Date, (ii) the Purchaser and Parent Corporation having duly authorized and entered into the Agreement, and (ii) the Purchaser and Parent Corporation shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all approvals, consents, and qualifications necessary to complete the purchase and sale described herein.

5.2.Conditions of the Purchaser and Parent Corporation to Closing. The obligations of the Purchaser and Parent Corporation under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

a)Representations and Warranties. The representations and warranties of the Company, the Subsidiary, and the Shareholder contained in Sections 2 and 3 shall be true and accurate as of the Closing Date.

b)Sale of All Company Stock. The Shareholder shall have tendered all of their Company Stock to the Purchaser for purchase and shall have executed this Agreement.

c)No Material Adverse Change. Between the date of the Financial Statements and the Closing Date, no event shall have occurred that is reasonably likely to have a Material Adverse Effect (as defined in Section 2) on the Company or the Subsidiary.

d)Securities. The Company and the Subsidiary shall have terminated all agreements, arrangements, or plans relating to their respective equity securities and capital contribution ownership, and all such agreements, arrangements, and plans shall be of no further force and effect. There shall be no rights or obligations outstanding under any such agreements, arrangements, or plans.

e)Options and Warrants. All options, warrants, or other rights to purchase the Company’s or the Subsidiary’s stock, other securities, or ownership interests of the Company or the Subsidiary shall have either been terminated or exercised for shares of the Company’s or the Subsidiary’s stock, other securities, or ownership interests. All of the Company’s and the Subsidiary’s option plans and/or other incentive plans shall have been terminated.

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f)Exemption from Registration. The offer and sale of the Acquisition Shares in the Acquisition shall be qualified or exempt from registration or qualification under all applicable United States federal and state securities laws.

g)Due Diligence. The Purchaser shall have completed its due diligence to its final satisfaction.

h)Regulatory Approvals. The Shareholder shall have obtained all material governmental, foreign exchange, and regulatory approvals or consents required in its jurisdiction of organization under the laws of such jurisdiction in order to purchase the Acquisition Shares as contemplated by this Agreement.

i)Company Approval. The Board of Directors and the shareholders of the Company have duly approved this Agreement and have duly authorized the execution, delivery, and consummation of the transactions contemplated hereby.

6. COVENANTS

6.1.Public Announcements. None of the Parties, other than the Parent Corporation, may issue any press release or make any statement or disclosure to any third party (whether or not in response to an inquiry) regarding the existence of this Agreement or its terms, except as may be required by law, without prior written approval of the Parent Corporation.

6.2.Releases of Shareholders.

a)Effective upon the Closing Date, the Shareholder, and the Shareholder’s predecessors, successors, personal representatives, and assigns (“Releasors”), hereby irrevocably releases and forever discharges the Company, the Subsidiary, the Purchaser, the Parent Corporation, and the Company’s, the Subsidiary’s, the Purchaser’s, and the Parent Corporation’s past, present, and future officers, directors, employees, agents, stockholders, partners, managers, successors, representatives, assigns, and affiliates (“Releasees”), as the case may be, from (i) any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations, demands, however arising, whether at law or equity, actual or contingent, known or unknown, arising solely out of, or relating solely to, the Shareholder’s ownership (direct or indirect) of any debt or equity interests in the Company or the Subsidiary (including, without limitation, the Company Stock) and (ii) any and all obligations, whether previously or now existing, up to and through the Closing Date, which the Company or the Subsidiary may have to, or have incurred for the benefit or on behalf of, any Releasor, whether pursuant to law, contract (including without limitation any shareholder agreement or agreements between any parties hereto), provision of the Company’s and the Subsidiary’s Charter Documents or otherwise, arising solely out of, or relating solely to, the Releasors’ ownership (direct or indirect) of any debt or equity interests in the Company or the Subsidiary (including, without limitation, the Company Stock); provided, that this release shall not extend to claims or obligations arising out of, or relating to this Agreement.

b)The Shareholder hereby acknowledges and agrees that the consideration received by each of them for the execution and delivery of this Agreement, including, without limitation, the consideration received by the Shareholder for the Company Stock, was fully negotiated and bargained for and

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constitutes full and fair consideration for the agreements and releases set forth in this Agreement by each of them.

c)The Shareholder hereby confirms that such party (i) has carefully read the provisions of this Section 6.2, (ii) has reviewed such provisions with such party’s respective legal counsel and has consulted therewith regarding such party’s rights and obligations hereunder, and (iii) has had ample and sufficient opportunity to consider the terms of this Section 6.2 without duress or coercion. Accordingly, each Releasor forever waives all rights to assert that the release contained in this Section 6.2 was the result of a mistake in law or in fact or to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

6.3.Further Action. Before and after the Closing, each party agrees promptly to take all such reasonable and lawful actions as may be necessary or desirable to effect the Acquisition in accordance with this Agreement, including without limitation, the execution of such further instruments of conveyance and transfer and any additional actions as the Purchaser may reasonably request to effect, consummate, confirm, or evidence the transfer to the Purchaser of the Company Stock and any other transactions contemplated hereby.

6.4.Specific Performance. The Shareholder acknowledges that the Company’s and the Subsidiary businesses are unique and recognizes and affirms that in the event of a breach of this Agreement by such Shareholder, money damages may be inadequate, and the Purchaser may have no adequate remedy at law. Accordingly, the Shareholder agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Shareholder’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive, and/or other equitable relief.

7. INDEMNIFICATION

7.1.Survival of Representations and Warranties. All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive for two (2) years following the Closing Date; provided, that the representations and warranties in Section 2.3 (Capitalization) shall survive the Closing Date indefinitely, and the representations and warranties in Sections 2.7 (Financial Statements), 2.11 (Environmental Laws and Regulations), 2.12 (Taxes), 2.18 (Litigation) and 2.19 (Employees) shall survive the Closing Date and continue in full force and effect until expiration of any applicable statute of limitation or audit and examination period. Notwithstanding anything in the foregoing to the contrary, any claim relating to fraud or willful misconduct shall also survive the Closing Date indefinitely. All covenants and obligations contained in this Agreement shall survive the Closing Date until all obligations with respect thereto have been performed or until they have expired in accordance with their respective terms. The right to indemnification, setoff, payment of Damages (as defined in this Section 7) or other remedy based on any representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or at the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

7.2.Indemnification by the Shareholder. Subject to the limitations set forth in this Agreement, the Shareholder shall jointly and severally indemnify the Purchaser, the Parent Corporation, the Company,

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and the Subsidiary and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and assigns, and hold each of them harmless from and against and pay on behalf of or reimburse such party in respect of any damage, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, tax, penalty, fine, or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, full and actual attorneys’ fees and expenses, and all amounts paid or incurred in connection with any action, demand, proceeding, investigation, or claim by any third party (including any governmental entity or any department, agency, or political subdivision thereof) (“Damages”) against or affecting such party or which, if determined adversely to such party, would give rise to, evidence the existence of, or relate to, any other Damages and the investigation, defense or settlement of any of the foregoing Damages which such party may suffer, sustain or become subject to, as a result of or relating to:

a)the breach of any representation or warranty made by the Company, the Subsidiary, or the Shareholder contained in this Agreement with respect thereto in connection with Closing if such breach is not cured within fifteen (15) days of such notice; or

b)the breach of any covenant or agreement made by the Company or the Subsidiary (if such covenant or agreement is to be performed at or prior to Closing) or the Shareholder contained in this Agreement with respect thereto in connection with Closing, if such breach is not cured within fifteen (15) days of receipt of such notice.

7.3.Procedure for Indemnification.

a)If a party hereto seeks indemnification under this Section 7, such party (“Indemnified Party”) shall give written notice to the other party (“Indemnifying Party”) after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), whether insurance may be available (if known), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 7, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to notify any applicable insurer and to control (subject to the rights of such insurer) the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party’s claim for indemnification at its expense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first agree to be fully responsible for all Damages relating to such claims and that it will provide full indemnification to the Indemnified Party for all Damages (to the extent not reimbursed by insurance) relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

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b)If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, subject to the control of the Indemnifying Party, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) a conflict of interest between the Indemnifying Party and the Indemnified Party.

c)If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. If the Indemnified Party shall control the defense of any such claim, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if the Indemnifying Party is a named defendant in such claim and pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnifying Party or if such settlement does not expressly unconditionally release the Indemnifying Party from all liabilities and obligations with respect to such claim, without prejudice.

7.4.Payments. Any payment pursuant to a claim for indemnification shall be made no later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided herein, in which case payment shall be made no later than ten (10) days after the amount of the claim is finally determined. Any payment required under this Section 7 that is not made when due shall bear interest at a rate equal to (i) twenty-two percent (22%) per annum or (ii) the maximum rate then allowed by law.

8. MISCELLANEOUS

8.1.Entire Agreement. This Agreement, together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the engagement hereof. No modification, rescission, cancellation, amendment, or termination of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

8.2.Conflict. In the event of any conflict, ambiguity, or inconsistency between this Agreement and any other document that may be annexed hereto, the terms of this Agreement shall govern.

8.3.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of the Purchaser, the Parent Corporation, and the Shareholder; provided, that the Purchaser, in its sole discretion, may assign all or any portion of its rights, interests, and obligations hereunder to any affiliate

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of the Purchaser if such assignee assumes and agrees in writing with the Shareholder to perform all of the Purchaser’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of any and all successors and assigns of the parties hereto.

8.4.Modifications, Amendments, and Waivers. Except as expressly provided herein, neither this Agreement nor any term hereof may be modified, amended, waived, or supplemented other than by a written instrument referencing this Agreement and signed by the Parties. Any such modification, amendment, waiver, or supplement effected in accordance with this Section 8.4 shall be binding on all parties hereto. The conditions to each party’s obligations to consummate the Acquisition are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by law in writing signed by such party or by Closing with actual knowledge that a condition to Closing has not been satisfied; provided, however, that any such waiver of a condition of Closing shall not be deemed a waiver of any other right or remedy of any party, including without limitation in respect of misrepresentations, breaches of warranty or covenant, or any right to indemnification. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

8.5.Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall explicitly reference this Agreement, and shall be addressed to the appropriate party at the address specified herein, or such other address as may be designated by the party in a written notice provided in accordance with this Section 8.5. Such notice shall be deemed effectively given and received (i) upon actual delivery, if hand-delivered, or (ii) upon delivery confirmation, if sent via a reputable international courier service with a requested recipient signature.

8.6.Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction or under applicable law, such provision shall be deemed modified to the extent necessary to make it valid and enforceable while preserving its original intent, to the fullest extent permitted by law. In any event, the invalidity or unenforceability of any provision shall not affect the validity, enforceability, or effect of the remaining provisions of this Agreement. The Agreement shall continue in full force and effect and shall be construed as though the invalid or unenforceable provision had either been omitted or appropriately modified in accordance with this Section 8.6.

8.7.No Interpretation Against Drafter. This Agreement has been negotiated at arm’s length by parties who are sophisticated and experienced in such transactions. Each party has been represented by, or has had the opportunity to consult with, competent legal counsel regarding the terms and implications of this Agreement. Accordingly, any rule of contract interpretation or legal principle that would require a court to construe ambiguities against the drafting party is hereby expressly waived and shall not apply to the interpretation of this Agreement.

8.8.Headings. All headings set forth in this Agreement are for the convenience of the parties and in no way define, limit, or describe the scope or intent of this Agreement; they are to be given no legal effect.

8.9.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties acknowledge and agree that electronic signatures, facsimile signatures, or other legally recognized digital executions shall be deemed valid and binding for all purposes of this Agreement.

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8.10.Governing Language. This Agreement, together with all ancillary agreements, schedules, and related documents between the parties, shall be executed, interpreted, and enforced solely in the English language. In the event of any translation into any other language, the English version shall prevail and shall be the sole basis for interpreting the meaning, intent, and obligations of the parties. Any dispute, ambiguity, or inconsistency arising under or relating to this Agreement shall be determined solely based on its English language version.

8.11.Governing Law; Jurisdiction. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Wyoming, without regard to its conflict-of-law principles. Any dispute arising out of or relating to this Agreement—whether based in contract, tort, or any other legal theory—shall be resolved under Wyoming law. Furthermore, the parties irrevocably agree that the exclusive jurisdiction and venue for any legal proceeding arising from this Agreement shall be the state courts of Laramie County, Wyoming. The parties expressly waive any right to contest jurisdiction or seek adjudication in any other forum.

8.12.Injunctive Relief. By executing this Agreement and in consideration of the mutual covenants set forth herein, all parties hereto expressly agree that in the event of a breach of any material term of this Agreement, the non-breaching party shall be entitled to immediate injunctive or mandatory relief, whether temporary or permanent, in a competent court of jurisdiction. Such relief may be obtained without the necessity of proving actual damages and shall be granted without prejudice to any other legal or equitable remedies available to the non-breaching party. Furthermore, upon a material breach of this Agreement, the non-breaching party may submit a conformed copy of this Agreement to the appropriate court, seeking an injunction to enforce its terms or to prevent the breaching party from circumventing the express intent of the parties as set forth herein.

8.13.Attorney’s Fees. Should any arbitration, litigation, or legal proceeding arise concerning the enforcement or breach of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and related legal costs. "Reasonable attorney’s fees" shall be deemed to include the actual cost of legal services rendered, including fees related to appeals or enforcement of judgments.

[Signatures Starting on Following Page]

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IN WITNESS WHEREOF, the parties, by their duly authorized representative, have caused this Agreement to be executed as of the date first written above.

PARENT CORPORATION: /s/ J. Scott Sitra	PURCHASER: /s/ J. Scott Sitra
J. Scott Sitra President and Chief Executive Officer SecureTech Innovations, Inc.	J. Scott Sitra President and Chief Executive Officer AI UltraProd, Inc.

THE COMPANY: /s/ Xing YunZhu	SHAREHOLDER: /s/ Xing YunZhu
Xing YunZhu Sole Director Aiultraprod Group Limited	Xing YunZhu Sole Director AIUP Holding Limited

THE SUBSIDIARY: /s/ Xing YunZhu
Xing YunZhu Legal Representative Zhejiang Jizhu Technology Co., Ltd.

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EXHIBIT A

SELLER’S DISCLOSURE SCHEDULES

Dated June 23, 2025

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SELLER’S DISCLOSURE SCHEDULES

This Seller’s Disclosure Schedules (“Disclosure Schedules”) are made pursuant to the Acquisition and Stock Purchase Agreement (“Agreement”) dated June 23, 2025 made by and among SecureTech Innovations, Inc., a Wyoming corporation (“Parent Corporation”), AI UltraProd, Inc., a Wyoming corporation (“Purchaser”), Zhejiang Jizhu Technology Co., Ltd., a China limited liability company (“Company”), and Aiultraprod Group Limited (formerly, Jizhu Group Limited), a Hong Kong limited liability company (“Shareholder”).

The representations and warranties of the Company and the Shareholder (collectively, “Seller Parties”) in Section 2 of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute separate or additional representations or warranties of the Seller Parties.

The inclusion of any information, including dollar amounts, in any section of these Disclosure Schedules are not an admission by the Seller Parties that such information is required to be listed in that section or that it is material to or outside the ordinary course of business of the Company. Furthermore, the inclusion of such information may not be used to establish a standard of materiality, and the actual standard of materiality may be higher or lower than the matters disclosed by such information.

Matters reflected in these Disclosure Schedules are not necessarily limited to those required to be disclosed under the Agreement. Such additional matters are included for informational purposes only and do not necessarily include other matters of a similar nature.

The information in these Disclosure Schedules is provided solely to make the disclosures to the Purchaser and the Parent Corporation under the Agreement. Seller Parties do not assume any responsibility for the accuracy of any information herein to any person or entity that is not a party to the Agreement. The information was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Agreement and is subject to any confidentiality provisions between the parties. In disclosing this information, Seller Parties expressly reserve any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine concerning any of the matters disclosed herein.

For ease of reference, each Disclosure Schedule is related to the corresponding subsection of the Agreement.

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SCHEDULE 2.4

Subsidiaries

Provide detailed information and documentation relating to the subsidiary listed in the financial statements, including:

•Subsidiary name and corporate documents (Articles of Incorporation, Bylaws, Certificate of Incorporation, etc.)， Equity Ownership Details

Company Name	Jizhu Technology (Huzhou) Co., Ltd. (Chinese Limited Liability Company)
Shareholder Details	name of shareholder	shareholding ratio	subscribed capital contribution
	Zhejiang Jizhu Technology Company Limited	80.3571%	900,000 RMB
	Huzhou Lucheng Venture Capital Partnership Enterprise (Limited Partnership)	10.7143%	120,000 RMB
	Guo Jia	8.9286%	100,000 RMB

Note: Under the Company Law of China, businesses operate as either limited liability companies or joint stock limited companies:

•In a limited liability company, equity is not divided into equal shares, and shareholders’ ownership is determined by the amount and proportion of their subscribed capital contributions.

•In a joint stock limited company, the company’s capital is divided into equal shares, typically with a par value of one (1) yuan per share and one vote per share.

Since Ji Zhu Technology (Huzhou) Co., Ltd. is a limited liability company, shareholders’ equity is determined by the amount of their subscribed capital contributions, which are listed in the table under “subscribed capital contribution.” The disclosed information includes all shareholders of its subsidiaries.

Articles of Incorporation and business license are attached as 2.4-1 and 2.4-2

•Financial Statements, if not consolidated with the parent corporation’s audit

Consolidated with the parent.

•General disclosure of the business and operations of the subsidiary

The subsidiary is 80.3571%-owned by Zhejiang Jizhu and operates independently. It is backed by leading local investment firms in the transportation and cultural tourism sectors, which are jointly focused on

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developing the local market and advancing the application of artificial intelligence (AI) and 3D printing technology.

The subsidiary is designated as the primary service entity for both local and surrounding markets. Its future core business operations will encompass the manufacturing and sales of 3D printing equipment, 3D printing services, and raw materials, catering to customers within these regions.

At present, the subsidiary is in the pre-operational phase and has not yet commenced business activities.

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SCHEDULE 2.6

Broker’s Fees

Are there any arrangements to pay any finder’s or broker’s fees in connection with this transaction? If so, they need to be disclosed here. If none, write “none” below.

None

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SCHEDULE 2.13

Real Property

Briefly identify and discuss all real property leased, subleased, occupied, held, controlled, or otherwise used or contemplated to be used by the Company.

No.	Type of Control	Lessee	Lease Purpose	Leased Area	Adress
1	rent	Zhejiang Jizhu Technology Company Limited	Commercial Use	128m²	Room 2040, 2nd Floor, Yigao Digital Economy Industrial Park, Fenghua District, Ningbo City, Zhejiang Province, China
2	rent	Hangzhou Branch of Zhejiang Jizhu Technology Co., Ltd.	Commercial Use	197.82m²	Room 1410, Tower A, Joy City, Gongshu District, Hangzhou City, Zhejiang Province, China
3	rent	Jizhu Technology (Huzhou) Co., Ltd.	Commercial Use	120m²	Room 405, 406 and 407, Block B, Taihu Laboratory, Huzhou City, Zhejiang Province, China

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SCHEDULE 2.14

Intellectual Property Rights

Briefly identify and discuss intellectual property owned, held, controlled, licensed, or otherwise used or contemplated to be used by the Company.

Part1 ：Construction 3D Printing Patents

NO.	Patent Name	Patent #	Country	Type	Date Issued	Validity	Domain	Focus
1	Corner Joint Structure for Modular Buildings	CN222990911U	China	Utility Model	2024-07-05	2025-06-17	Modular Construction	A special connecting piece that joins modular building sections at corners
2	Modular Building Mold Device	CN222832040U	China	Utility Model	2024-06-07	2025-05-06	Modular Construction	A tool used to make modular building parts
3	Wear-resistant UHPC White Decorative Board	CN118754569B	China	Invention	2024-09-05	2024-09-05 to 2044-09-05	Advanced Construction Materials	UHPC decorative board development
4	Modular Building Vertical Connection Structure	CN221878376U	China	Utility Model	2024-03-06	2024-03-06 to 2034-03-06	Modular Construction Systems	Innovative vertical connections for prefab buildings
5	Modular Building Unit, Green Building Component & System	CN118668820A	China	Invention	2024-07-05	Applied	Modular Construction	Comprehensive modular building system
6	3D Printed Vegetated Concrete Material & Preparation	CN118184277A	China	Invention	2024-03-07	Applied	Sustainable Materials	Bio-enhanced printable concrete
7	3D Printing Nozzle with Adjustable Output	CN117984554B	China	Invention	2024-04-07	2024-04-07 to 2044-04-07	3D Printing Equipment	Adaptive material extrusion tech
8	Quick-Release Baseplate for Large Polymer 3D Printing	CN219214112U	China	Utility Model	2023-02-16	2023-02-16 to 2033-02-16	3D Printing Hardware	Improved platform for large polymer printing
9	Additive/Subtractive Color Method for 3D Printing	CN115946346B	China	Invention	2023-03-15	2023-03-15 to 2043-03-15	3D Printing Processes	Advanced color manipulation in 3D printing

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10	Liftable Mobile Construction Robot with Replaceable Tool Head and Working Method	CN115890610A	China	Invention	2022-09-30	Applied	3D Printing Processes	Flexible robotic construction system
11	Replaceable-Tool-Head Mobile Construction Robot	CN218534534U	China	Utility Model	2022-09-30	2022-09-30 to 2032-09-30	Construction Robotics	Flexible robotic construction system

Part2 ：Software Copyrights for Construction and Design

NO.	Software Name	Reg #	Country	Type	Date Registered	Validity	Domain	Focus
1	Parametric Architectural Design Software	2024SR0925232	China	Copyright	2024-03-30	2024-03-30 to 2074-03-30	AI-Driven Design	Parametric design and optimization
2	Digital Production Line Manufacturing Platform	2024SR0924996	China	Copyright	2023-10-30	2023-10-30 to 2073-10-30	Smart Manufacturing	Production line management and optimization
3	Architectural Collaborative Design Platform	2024SR0923778	China	Copyright	2023-10-30	2023-10-30 to 2073-10-30	BIM Collaboration	Collaborative architectural design tools
4	Digital Building O&M Software	2024SR0925052	China	Copyright	2023-08-30	2023-08-30 to 2073-08-30	Smart Property Management	Digital ops & maintenance tools
5	Digital BIM Presentation Software	2024SR0926102	China	Copyright	2023-12-10	2023-12-10 to 2073-12-10	BIM Visualization	Enhanced BIM display and sharing
6	Flexible Production Line Control Software	2024SR0925708	China	Copyright	2024-03-15	2024-03-15 to 2074-03-15	Smart Manufacturing	Adaptable factory control system
7	AI Digital Architectural Design Software	2024SR0926921	China	Copyright	2024-03-15	2024-03-15 to 2074-03-15	AI-Assisted Design	AI tools for building design
8	Mobile Robotic Arm 3D Printing Control Software	2022SR1194854	China	Copyright	2022-02-28	2022-02-28 to 2072-02-28	Robotics Automation	Control systems for mobile 3D printing robots
9	Fixed Robotic Arm 3D Printing Control Software	2022SR1194793	China	Copyright	2022-04-22	2022-04-22 to 2072-04-22	Machine Control	Management of stationary printer robots

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10	Construction Robot Image Recognition Algorithm	2022SR1194856	China	Copyright	2022-07-06	2022-07-06 to 2072-07-06	Machine Vision	Visual perception for construction robots
11	Gantry-Style Building 3D Printer Slicing Software	2022SR1194855	China	Copyright	2022-06-30	2022-06-30 to 2072-06-30	3D Printing Software	Optimized slicing for gantry printers
12	Track-Mounted Robot 3D Printing Control Software	2022SR1194853	China	Copyright	2022-02-28	2022-02-28 to 2072-02-28	Robotics Automation	Management of track-based printing robots
13	Tracked Building 3D Printer Slicing Software	2022SR1070804	China	Copyright	2022-04-15	2022-04-15 to 2072-04-15	3D Printing Software	Slicing tools for tracked robot printers

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SCHEDULE 2.16

Contracts

List all contracts (whether express or implied), plan, agreement, lease, or understanding to which the Company is a party or may be bound that involves (i) obligations of, or payments to, the Company in excess of five-thousand US dollars (US$5,000), (ii) the license of any patent, copyright, trade secret, or other proprietary right to or from the Company, other than licenses to the Company available at a cost not exceeding two-thousand US dollars (US$2,000) and widely available through regular commercial distribution channels on standard terms and conditions, or (iii) the granting of rights to manufacture, produce, assemble, distribute, license, market, or sell the Company’s products or affecting the Company’s exclusive right to develop, manufacture, assemble, distribute, market, or sell its products

(i) obligations of, or payments to, the Company in excess of five-thousand US dollars (US$5,000)

No.	Contract NO	Name of Contract	Amount payable (RMB)	Payer
1	ZJJZ-2024-005	Sales Contract for 3D Printing Robot Equipment and Embedded Software	1,350,000	Zhejiang Chengli Technology Holding Co., Ltd.
2	ZJJZ-2023-002	Sales Contract for 3D Printing Robot Equipment and Embedded Software	1,350,000	Hangzhou Gucheng Electromechanical Engineering Co., Ltd.
3	ZJJZ-2024-004	Sales Contract for 3D Printing Robot Equipment and Embedded Software	1,400,000	Hangzhou Gucheng Electromechanical Engineering Co., Ltd.
4	ZJJZ-2024-012	Sales Contract for 3D Printing Robot Equipment and Embedded Software	1,250,000	Hepan Haosen (Yunnan) Cultural Tourism Investment Co., Ltd.
5	ZJJZ-2024-013	Sales Contract for 3D Printing Robot Equipment and Embedded Software	2,500,000	Hepan Haosen (Yunnan) Cultural Tourism Investment Co., Ltd.
6	ZJJZ-2024-024	Technical Service Contract	50,000	Zhejiang Nonferrous Construction Engineering Co., Ltd.
7	ZJJZ-2024-025	Technical Service Contract	50,000	Zhejiang Nonferrous Construction Engineering Co., Ltd.
8	ZJJZ-2024-023	Supply Contract for Prefabricated (Pipe Pile) Piles	724,422	Zhejiang Nonferrous Construction Engineering Co., Ltd.
9	ZJJZ-2024-011	Material Purchase and Sale Contract	7,464,400	Zhejiang Weijian Construction Engineering Co., Ltd.

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10	ZJJZ-2024-026	Technical Service Contract	50,000	Zhejiang Nonferrous Construction Engineering Co., Ltd.
11	ZJJZ-2025-009	Sales Contract for 3D Printing Robot Equipment and Embedded Software	880,000	Qingyang Chain Scenic Additive Manufacturing Co., Ltd.

(ii) the license of any patent, copyright, trade secret, or other proprietary right to or from the Company, other than licenses to the Company available at a cost not exceeding two thousand US dollars (US$2,000) and widely available through regular commercial distribution channels on standard terms and conditions

None

(iii) the granting of rights to manufacture, produce, assemble, distribute, license, market, or sell the Company’s products or affecting the Company’s exclusive right to develop, manufacture, assemble, distribute, market, or sell its products

None

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SCHEDULE 2.17

Insurance

List all insurance policies maintained by the Company.

None

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SCHEDULE 2.18

Litigation

List any litigation, or threatened litigation, the Company has suffered in the past, currently, or may reasonably be expected in the future. If none, write “none” below.

Type	Pending litigation
Docket Number	(2025)浙0213民初1769号
Case Name	Civil cases of disputes over intermediary contracts
Prosecutor	Honghui Real Estate Agency
Defendant	Zhejiang Jizhu Technology Company Limited
Maximum financial risk exposure	RMB 61,477.68
Expected time

This case is currently in the first instance litigation and is being heard under the ordinary procedure. The trial period is six months. The case was filed in mid-February 2025 and is estimated to conclude in mid-September 2025 (with one month for appraisal, which is not included in the trial period).

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SCHEDULE 2.19

Employees

List every employee (including officers and directors), consultant, collaborator (including project-workers), commercial agent, and business finder of the Company, providing their position, start dates, compensation (including benefits), accrued vacation, and stock options, or other equity incentive issued or granted to them by the Company (including grant date, vesting terms, amount expected to be vested as of the Closing, and exercise price)

The deadline for information disclosure is March 31, 2025.

No.	Name	Position	Hiredate	Fixed Monthly Salary （RMB）	Equity options
1	邢韵竹 Xing YunZhu (1)	Director	January 7th, 2022	15,000	None
2	付立群 Fu LiQun	CTO	January 7th, 2022	20,000	None
3	蒋怀东 Jiang HuaiDong	Chief business officer	January 7th, 2022	25,000	None
4	蒋学斐 Jiang XueFei	Project manager	January 7th, 2022	18,000	None
5	聂志妙 Nie ZhiMiao	Personnel manager	February 18, 2024	11,000	None
6	南学智 Nan XueZhi	Administration staff	August 21, 2023	8,500	None
7	林丹 Lin Dan	Administration staff	October 23, 2023	7,500	None
8	董韩 Dong Han	Administration staff	November 1, 2023	7,500	None
9	沈陈龙宇 Shen ChenLongYu	Electrical engineer	December 6, 2023	10,000	None
10	陈常明 Chen ChangMing	Material engineer	November 8, 2023	26,000	None
11	宋豪 Song Hao	Material engineer	December 25, 2023	9,500	None
12	银玙栋 Yin YuDong	Architect and designer	October 16, 2023	19,500	None

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13	徐奎 Xu Kui	Structural engineer	November 27, 2023	18,000	None
14	王旭阳 Wang XuYang	Visual designer	March 18, 2024	12,000	None
15	丁晓娟 Ding XiaoJuan	In-house lawyer	November 1, 2023	10,000	None
16	徐央央 Xu YangYang	Accountant	September 11, 2023	11,000	None
17	周浩 Zhou Hao	Mechanical engineer	August 1, 2024	18,000	None
18	倪瑛杰 Ni YingJie	Electrical engineer	February 13, 2025	11,000	None

(1)The legal senior management of Zhejiang Jizhu consists of the Director, Treasurer, and General Manager, all of whom are held by Ms. Xing YunZhu. At the time of the merger and acquisition, Zhejiang Jizhu will have only one director. Additionally, under the Company Law of China, the Secretary position is not recognized as part of senior management for Zhejiang Jizhu.

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Leadership Disclosure

At the time of the merger and acquisition, the senior management of Zhejiang Jizhu Technology Co., Ltd. was as follows:

Name	Age	Position	Annual salary before tax	Brief introduction
Xing YunZhu	37	Director, General Manager, and Treasurer	RMB 180,000

Xing Yunzhu, 37, has served as a member of the Board of Directors of AI UltraProd, Inc. (WY) since its inception in June 2025.

With extensive expertise in the artificial intelligence manufacturing industry, she has been deeply involved in advancing additive manufacturing technology applications.

Since 2021, Ms. Xing has spearheaded the development of 3D-printed metal shoe molds, facilitating their adoption by major brands such as Nike and Adidas. Her contributions to additive manufacturing technology and shoe mold applications have been widely recognized.

In 2022, she founded Zhejiang Jizhu Technology Co., Ltd., which led to its rapid rise to become a globally recognized digital construction robot service provider within three years. Ms. Xing has strategically integrated artificial intelligence with emerging manufacturing technologies, focusing on low-altitude economy and new energy vehicles to establish a flexible AI-driven manufacturing service for global markets.

Ms. Xing also holds concurrent roles as executive director of AiUltraProd Group Limited and executive director & general manager of Zhejiang Jizhu Technology Co., Ltd., overseeing the strategic planning and global business development of AiUltraProd.

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SCHEDULE 2.22

Related Party Transactions

List any related party transactions and agreements, whether written or oral. If none, write “none” below.

None

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SCHEDULE 2.24

Receivables

List receivables 90+ days old and any receivables where collectability is questionable. If none, write “none” below.

None

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SCHEDULE 2.25

Assets

Provide a brief description of each item of equipment or other personal property of the Company with an original cost in excess of ten thousand US dollars (US$10,000), indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation through the date of the Financial Statements.

No.	Asset Name	Count	The Year of Purchase	OVFA(RMB)	AD(RMB)
1	Tesla Model Y	1	2022	287,522.12	176,406.74
2	3D printing robot with mortar feeding machine	1	2023	486,725.67	115,597.35
3	3D printed robot parts	1	2024	214,088.50	44,066.49
4	Laboratory	1	2024	477,915.19	100,893.20
5	Mortar feeding machine	3	2024	265,486.73	10,508.85

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EXHIBIT B

INCUBATION OPERATING AGREEMENT

Dated June 23, 2025

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[INCUBATION OPERATING AGREEMENT

This Incubation Operating Agreement (“Agreement”) is entered into as of June 23, 2025 (“Effective Date”), made by and among:

SecureTech Innovations, Inc., a Wyoming corporation, with its mailing address at (“Parent Corporation”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:AI UltraProd, Inc., a Wyoming corporation and wholly owned subsidiary of the Parent Corporation, with its mailing address at (“Company”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:Aiultraprod Group Limited (formerly, Jizhu Group Limited), a Hong Kong limited liability company and a wholly owned subsidiary of the Company, with its mailing address at (“Subsidiary #1”):

Rm. 1002

10th Floor

Easey Commercial Building

253-261

Hennessy Road, Wanchai

Hong Kong

AND:

Zhejiang Jizhu Technology Co., Ltd., a Chinese limited liability company, with its mailing address at (“Subsidiary #2”):

Room 2040

2nd Floor

Yigao Digital Economy Industrial Park

Fenghua District

Ningbo City, Zhejiang Province

China

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RECITALS

WHEREAS, the Parent Corporation is a publicly traded entity registered with the U.S. Securities and Exchange Commission (“SEC”) and currently listed on the OTC Pink market under the ticker symbol “SCTH”;

WHEREAS, the Parent Corporation seeks to support and accelerate the growth of the Company and its affiliated businesses by providing financial investment, operational guidance, strategic mentorship, and key industry introductions, with the ultimate objective of qualifying the Company for a spin-off listing on the U.S. NASDAQ stock exchange (“Incubation”);

WHEREAS, the Company, Subsidiary #1, and Subsidiary #2 (collectively, the “Incubatees”) acknowledge and expressly consent to participation in the Incubation program under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. INCUBATION AND MENTORING SUPPORT

1.6.Scope of Incubation and Mentoring. The Incubatees shall receive incubation and mentoring support in accordance with the terms of this Agreement and any additional provisions as may be determined by the Parent Corporation from time to time. Support will be provided in the following areas:

a)Business Mentoring: The Parent Corporation, along with its network of investors, investment bankers, senior corporate executives, and industry experts, shall provide strategic guidance on various business fundamentals, including scaling operations, identifying suppliers, selecting appropriate business locations, optimizing product pricing, marketing strategies, and establishing efficient business processes.

b)Intellectual Property Rights Strategy: The Parent Corporation shall advise the Incubatees on intellectual property rights (“IPR”) strategies aligned with broader business objectives, safeguarding proprietary innovations and ensuring compliance with relevant domestic and international intellectual property laws.

c)Industry Introductions and Support Services. The Parent Corporation may facilitate introductions to specialized professionals, including attorneys, accountants, marketers, human resource specialists, and other experts to assist in structuring and positioning the Incubatees' businesses for a successful Incubation. However, the Parent Corporation shall bear no liability for the quality of services provided, costs incurred, or any disputes arising from engagements with third-party service providers.

d)Visibility and Promotional Support: The Parent Corporation may enhance visibility of the Incubatees by showcasing their businesses across its official websites, social media platforms, marketing materials, and promotional channels. Additionally, the Parent Corporation may support further

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exposure through participation in industry events, seminars, and conferences organized by investment bankers and corporate promoters.

e)Monitoring and Review. The Parent Corporation may periodically review and monitor the progress of the Incubatees and provide strategic recommendations to support their growth. Incubatees are encouraged to carefully evaluate and consider the advice offered within the scope of this Agreement.

1.7.Limitations and Liability. Notwithstanding any provisions within this Agreement, it is expressly understood and agreed by the Incubatees that the Parent Corporation serves primarily as a facilitator and platform provider for the Incubation. The Parent Corporation shall endeavor to meet its objectives on a commercially reasonable best-efforts basis.

The ultimate success of the Incubation shall depend on various factors, including but not limited to, the diligence and execution ability of the Incubatees’ management team, the strength of their underlying business models, the viability of their products and technologies, and general market conditions. Failure to achieve growth, secure external investments, develop marketable products, or generate sufficient revenue to qualify for an independent NASDAQ listing shall not impose any liability on the Parent Corporation, its officers, directors, employees, agents, affiliates, business partners, advisors, or any third parties engaged by the Parent Corporation in furtherance to effect the Incubation.

1.8.Collaboration to Acquire Remaining Minority Interest in Subsidiary #2. The Parent Corporation, the Company, and Subsidiary #1 mutually acknowledge their shared objective of acquiring the remaining equity interests in Subsidiary #2 not currently owned by them, which represents approximately ten percent (10%) of the outstanding equity of Subsidiary #2 (“Minority Interest”). All parties covenant to cooperate in good faith, assist with negotiations, and take such reasonable actions as may be necessary or desirable to facilitate the acquisition of the Minority Interest in a timely and coordinated manner.

The preferred acquisition method shall mirror, in substance and form, the structure and transaction style employed in the Acquisition and Stock Purchase Agreement dated June 23, 2025. Specifically, the parties intend that Subsidiary #1 will offer shares of the Parent Corporation’s Series A Preferred Stock, par value $0.001 per share, as consideration to acquire the Minority Interest from the minority equity holders of Subsidiary #2.

For the avoidance of doubt, none of the expenses incurred, equity securities issued by the Parent Corporation, or payments made by any party in connection with the acquisition of the Minority Interest pursuant to this Section 1.3 shall be deemed or credited as “Capital Contributions” or “Additional Capital Contributions” for purposes of Section 4 of this Agreement.

2. BOARD OF DIRECTORS, MANAGEMENT, OVERSIGHT, AND FINANCIAL REPORTING DURING THE INCUBATION

2.29.Parent Corporation’s Representation on the Company’s Board of Directors. During the Incubation period, the governance structure of the Company shall be managed by a Board of Directors consisting of a maximum of three (3) members. The Parent Corporation shall appoint one (1) representative to serve on the Board, while the Incubatees shall designate the remaining two (2) seats.

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2.30.Management and Control. The Company and the Incubatees shall retain operational independence from the Parent Corporation and shall conduct business autonomously, while benefiting from mentorship and strategic guidance provided under Section 1.

The Company’s Board of Directors shall retain the exclusive authority to nominate, approve, and amend executive appointments, including the selection or removal of officers and directors for both the Company and its affiliated Incubatees during the Incubation period. Any such decisions shall be made in compliance with applicable corporate governance protocols and in alignment with the Company’s strategic vision and long-term objectives.

2.31.Oversight During Incubation.

The Company’s Board of Directors shall serve as the principal governing body responsible for oversight, strategic direction, and final decision-making authority regarding all aspects of the Company’s and the Incubatees’ business operations. These responsibilities shall include, but are not limited to:

a)Corporate Governance & Compliance: Ensuring adherence to applicable U.S., European, and Asian corporate laws, securities regulations, and industry compliance standards.

b)Financial Oversight & Capital Allocation: Approving capital investments, budgetary expenditures, funding distributions, and securing external financing as required for business expansion and growth.

c)Operational Strategy & Business Execution: Evaluating market opportunities, approving critical business initiatives, and overseeing day-to-day operational execution to drive efficiency and sustainable growth.

d)Risk Management & Liability Protection: Identifying and mitigating potential risks, including regulatory, financial, operational, and reputational risks, to safeguard the long-term viability of the business.

While the Parent Corporation may provide recommendations and mentorship, its role shall remain advisory, and all operational, financial, and strategic decisions shall be made solely by the Company’s Board of Directors.

2.32.Financial Reports and Regulatory Reporting Requirements. During the Incubation period, the Company and the Incubatees acknowledge and agree that they are subject to the same regulatory oversight and reporting obligations imposed by the SEC and the Financial Industry Regulatory Authority (“FINRA”) as the Parent Corporation. Accordingly, the Company and the Incubatees shall ensure full compliance with all applicable regulatory requirements, including but not limited to financial reporting obligations, securities disclosures, and governance standards.

To maintain transparency and regulatory adherence, the Company and the Incubatees shall maintain financial records in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), ensuring accuracy, completeness, and timely reconciliation of all financial transactions.

All financial records must be updated daily to reflect current operational and investment activities. Additionally, the Company and the Incubatees shall:

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a)Prepare and submit monthly financial reports to the Parent Corporation, detailing financial performance, capital utilization, and liquidity status.

b)Collaborate with the Parent Corporation’s designated auditing firm and financial service providers to ensure accurate preparation, submission, and filing of all SEC-mandated reports.

c)Provide the Parent Corporation with continuous online access to the Company’s and Incubatees’ financial reporting systems for real-time monitoring and review.

The Company and the Incubatees shall ensure that all regulatory filings and disclosures are completed in strict accordance with applicable laws and submission deadlines to mitigate any risk of non-compliance or penalties.

3. INTELLECTUAL PROPERTY OWNERSHIP

3.1.Existing and Licensed Intellectual Property. All intellectual property rights, including any patents, trademarks, copyrights, trade secrets, and related materials that are currently in existence or are licensed to any party prior to or independently of this Agreement (collectively, “Existing IP”), shall remain the sole property of their respective owners or licensors. Nothing in this Agreement shall be construed to transfer, assign, or otherwise affect the ownership of any Existing IP.

3.2.Ownership of Newly Developed Intellectual Property. Any intellectual property developed, created, or conceived solely or jointly during the Incubation period (“Newly Developed IP”) shall be owned by its respective developer. For the purposes of this Agreement, “developer” refers to the party—whether the Parent Corporation, the Company, or the Incubatees—that is responsible for the creation or development of such intellectual property. Each party shall retain full ownership rights in and to its Newly Developed IP, subject to any additional agreements or arrangements between the parties that may be executed in writing.

3.3.De Facto License for Intellectual Property Post-Incubation. Upon the completion of the Incubation or upon termination of this Agreement for any reason, the Parent Corporation shall be granted, on a de facto basis, a non-exclusive, royalty-free license to use any Newly Developed IP that was developed pursuant to this Agreement. This license shall be valid for a minimum period of five (5) years from the date of completion of the Incubation or termination of the Agreement and shall encompass all the rights necessary to allow the Parent Corporation to exploit such intellectual property for its business purposes. This de facto license shall be granted without the need for additional consideration or execution of further documentation, although the parties may mutually agree to document the terms of such license in a separate agreement.

4. CAPITAL CONTRIBUTIONS AND FUNDING

4.14.Capital Contributions. During the Incubation period, the Parent Corporation shall contribute an aggregate minimum of ten million U.S. dollars (US$10,000,000) to the Company and Incubatees. Such contributions may be made in cash and/or through debt or equity securities issued by the Parent Corporation (“Capital Contributions”). Disbursements shall be made in a series of tranches, as detailed in Exhibit A attached hereto, and shall be subject to applicable conditions, including the fulfillment of

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representations, warranties, and any other terms set forth in this Agreement and in Exhibit A. The parties agree to maintain comprehensive and precise documentation and confirmation for each tranche to ensure transparency and enforceability.

For purposes of this Agreement, the Capital Contributions specified in subsections E, F, and G of Exhibit A are contingent upon the Company and the Incubatees meeting specific performance milestones. These milestones are determined using a Trailing Twelve-Month (“TTM”) lookback methodology. For clarity, TTM is defined as the sum of the unaudited monthly consolidated financial statements, prepared in accordance with U.S. Generally Accepted Accounting Principles (US GAAP), covering the most recent twelve consecutive months. For example, if the measurement period concludes on May 31, 2025, then the TTM period would encompass the results from June 1, 2024, through May 31, 2025.

This TTM calculation shall serve as the basis for determining whether the Incubatees have met the relevant milestones—whether measured by consolidated gross revenue or consolidated net income—as specified in Exhibit A. Once a milestone is confirmed based on these TTM metrics, the Parent Corporation shall disburse the corresponding Capital Contribution to the Company and/or Incubatees within two (2) weeks.

4.15.Non-Dilutive Net Ownership. In consideration of the Capital Contributions, the Parent Corporation shall be entitled to retain a minimum non-dilutive nineteen percent (19%) equity interest in the Company upon completion of the Incubation, or upon termination of this Agreement, whichever occurs first. This non-dilutive provision guarantees that subsequent equity issuances or other transactions by the Company or Incubatees shall not reduce the Parent Corporation's minimum proportional ownership interest. The parties shall take all necessary actions, including adjustments in the capitalization records and issuance of appropriate certificates or other evidence, to preserve the Parent Corporation’s minimum net ownership interest as provided herein.

4.16.Additional Capital Contributions. At its sole discretion, the Parent Corporation may elect to provide additional capital and financial support to the Company and/or Incubatees during the Incubation period in the form of additional cash, debt, or equity securities (collectively, “Additional Capital Contributions”). Any such Additional Capital Contributions shall be undertaken only after obtaining the mutual written consent of all parties and shall be subject to the following terms, among others that may be mutually agreed upon:

a)Enhanced oversight and reporting: The Parent Corporation may require augmented monitoring and oversight regarding the deployment of any Additional Capital Contributions.

b)Adjustment of Non-Dilutive Ownership: In the event of Additional Capital Contributions, the parties shall execute a written agreement specifying that such contributions will result in an increase or adjustment of the Parent Corporation’s non-dilutive net ownership interest in the Company. Any such adjustment shall be effected in a manner that preserves the intended non-dilutive benefit, and, at the Parent Corporation’s discretion, any incremental ownership interests may be assigned to a third party.

All terms, rights, and obligations related to Additional Capital Contributions shall be documented in a formal amendment or addendum to this Agreement in addition to any separate agreement or agreements as may be required.

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5. ESCROW ARRANGEMENTS

6.5.Appointment and Purpose. The parties hereby appoint Quantum Trust Limited, a Hong Kong limited liability company, with its principal address at Room 1107A, 11/F, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong (“Escrow Agent”), to hold and safeguard, in escrow, all stock certificates representing:

a)All shares held by the Parent Corporation—both directly and indirectly—in the Company and the Incubatees; and

b)All shares of the Parent Corporation’s Series A Preferred Stock issued in connection with the Acquisition and Stock Purchase Agreement dated June 23, 2025.

The purpose of this arrangement is to ensure the secure custody of these equity shares during the term of this Agreement, with any release or conversion strictly governed by the conditions set forth herein.

6.6.Stock Certificates Held in Escrow. The Escrow Agent shall maintain custody of the following securities:

a)All shares held by the Parent Corporation—both directly and indirectly—in the Company and the Incubatees; and

b)All shares of the Parent Corporation’s Series A Preferred Stock issued in connection with the Acquisition and Stock Purchase Agreement dated June 23, 2025.

6.7.Conditions for Release or Conversion. The Escrow Agent may release or convert any equities held in escrow only upon receiving unanimous written consent from all parties to both the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement. Such consent must be expressly documented in writing and submitted to the Escrow Agent prior to any release, conversion, or other disposition of the securities.

6.8.Restrictions and No Encumbrances. During the term of this Agreement, all securities held by the Escrow Agent in safekeeping shall be classified as restricted securities. No liens, pledges, hypothecations, or any other encumbrances shall be imposed on or attached to these securities without the prior unanimous written consent of all parties to this Agreement. The Escrow Agent is expressly prohibited from entering into any agreement or arrangement that would result in such encumbrances.

6.9.Form of Delivery. All shares delivered to the Escrow Agent under this Section must be in the form of original paper certificates. Delivery via electronic book-entry systems shall not be acceptable and will not satisfy the requirements of this Agreement.

6.10.Extension Beyond Termination. The obligations and provisions of this Section shall continue in perpetuity beyond the Incubation period and shall survive the termination of this Agreement. The Escrow Agent may only transfer, return, or cancel any equity shares held under this Section 5 upon obtaining unanimous written consent from all parties involved in both the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement.

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6.11.Winding Down of the Escrow. The escrow arrangement shall remain in effect until all equity shares held by the Escrow Agent have been duly transferred to their intended and rightful owners following the completion of the Incubation period or upon termination of this Agreement and the Breakup Fee, if any, has been satisfied in full.

The escrow may only be dissolved upon obtaining unanimous written consent from all parties to both the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement. Such consent must confirm that:

a)All equity shares have been properly transferred or reassigned as intended, and

b)In the event of termination, all post-termination debts, if any, have been fully satisfied.

Once these conditions are met, the Escrow Agent will lift any imposed restrictions, formally dissolve the escrow arrangement as specified in this Agreement, and return all share certificates to their rightful owners.

6. EXIT AND SPIN-OFF TERMS

5.3.Purpose and Spin-Off Objective. The primary purpose of this Agreement is to facilitate the objective of spinning-off of the Company onto the NASDAQ stock exchange as an independent public company. To achieve this objective, the Company must meet and exceed all applicable minimum initial NASDAQ listing requirements by the conclusion of the Incubation period.

5.4.Projected Equity Structure After Spin-Off: Following the anticipated spin-off of the Company as an independent publicly traded entity on the NASDAQ, it is currently projected—based on the capital structure, capitalization table, and ownership interests in effect as of the Effective Date—that the Company’s post-spin-off equity ownership will be allocated as follows:

Shareholder Name or Group	Percentage of Ownership (%)

Public Float (Minimum 400 Shareholders)	16%
SecureTech Innovations, Inc.	19%
AIUP Holding Limited	65%
100%

Disclaimer: This equity allocation table represents a projected ownership breakdown only. It is based on numerous forward-looking factors and assumptions that, as of the Effective Date, remain unknown, uncertain, and subject to material change. Accordingly, all parties expressly acknowledge and agree that actual ownership percentages may vary materially at the time of the Company’s spin-off onto the NASDAQ, due to capital structure changes, regulatory requirements, securities offerings, recapitalization events, or other unforeseen developments

5.5.Incubation Period and Performance Milestones. The Incubation period is anticipated to last between twenty-four (24) and thirty-six (36) months. During this time, the Company, with the benefit of guidance and financial support from the Parent Corporation, shall execute its business strategy to reach the minimum performance milestones required for an independent public listing on NASDAQ.

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5.6.No Guarantee of NASDAQ Listing. Notwithstanding the best efforts and intentions of all parties during the Incubation period, it is fully understood and agreed that there are no guarantees that the Company will ultimately qualify for an independent NASDAQ listing. Achieving compliance with all listing requirements is subject to numerous factors, including market conditions, regulatory changes, and the overall performance of the Company, which may be beyond the control of the parties.

5.7.Exit Clause and No Spin-Off Earnout. In the event that, at any time during or upon completion of the Incubation period, all parties to this Agreement unanimously decide and approve in writing to forgo the NASDAQ spin-off, the following shall apply:

a)Subsidiary Status Maintained: The Company and the Incubatees shall continue to operate as wholly owned or controlled subsidiaries of the Parent Corporation, and no steps shall be taken to list the Company as a public entity independent of the Parent Corporation.

b)Winding Down of Escrow: The escrow arrangements set forth in Section 5 shall be promptly and formally wound down in accordance with Section 5.7. All restrictions previously imposed on any equity securities shall be removed, and all original paper share certificates held in escrow shall be returned to their rightful owners.

c)Survival of Capital Contribution Obligations: The Parent Corporation’s obligation to make Capital Contributions under Section 4.1 shall survive the termination or expiration of this Agreement and shall remain in full force and effect until the Company has received no less than ten million U.S. dollars (US$10,000,000) in aggregate Capital Contributions.

5.8.Amendment of Exit Provisions. Any modifications to the spin-off strategy or the exit provisions outlined in this Section shall require the unanimous written consent of all parties to this Agreement.

7. NON-DILUTION COVENANT

7.1.Restriction on Dilutive Issuances. For the duration of this Agreement and throughout the Incubation period, the Company and the Incubatees, including their respective Boards of Directors, shall not issue any equity securities, convertible debt securities, or any other financial instruments—including derivatives or exotic securities—that could result in an increase in the outstanding equity of the Company or the Incubatees, thereby diluting the Parent Corporation’s equity stake, unless such issuance is expressly authorized in writing by the Parent Corporation.

7.2.Sole Discretion of the Parent Corporation. Any waiver of the non-dilution restriction or authorization for the issuance of securities that might otherwise be dilutive shall be solely within the discretion of the Parent Corporation. No approval, consent, or request from any other party to this Agreement shall be required for such authorizations. If the Parent Corporation elects to authorize a potentially dilutive issuance, it shall do so in writing, specifying the terms, conditions, and any adjustments to the equity structure as applicable.

7.3.Binding Compliance and Remedies. The Company and the Incubatees acknowledge that this non-dilution covenant is a material term of this Agreement. Any issuance of securities or financial instruments in violation of this Section shall be null and void and may subject the Company and the Incubatees to any

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legal or equitable remedies available to the Parent Corporation, including injunctive relief and specific performance.

7.4.Survival. This Section shall survive the termination or expiration of this Agreement and remain in effect as long as the Parent Corporation holds any equity interest in the Company or Incubatees.

8. TERM AND TERMINATION

8.1.Term. This Agreement shall remain in effect until one of the following events occurs:

a)The Company qualifies for an independent NASDAQ listing on its own merits, as required in Section 6.1; or

b)All parties unanimously agree in writing, as provided in Section 6.4, that the Company and the Incubatees shall continue to operate as subsidiaries of the Parent Corporation.

8.2.Termination for Non-Qualification or Withdrawal; Breakup Fee. This Agreement may be terminated and rescinded if either of the following events occurs:

a)Non-Qualification: The Company fails to qualify for an independent NASDAQ listing within a period of thirty-six (36) months from the effective date of this Agreement, unless the parties unanimously agree in writing to extend the qualification period. Such failure to qualify shall be determined based on the criteria set forth in Section 6.1 and the applicable performance metrics; or

b)Voluntary Withdrawal: The Company and the Incubatees, by unanimous written consent, determine that they no longer wish to continue as parties to this Agreement.

Prior to the effective termination under this Section 8.2, the following conditions shall apply:

a)Breakup Fee Payment: The Company and the Incubatees shall be obligated to pay the Parent Corporation a cash Breakup Fee equal to three hundred percent (300%) of the aggregate actual Capital Contributions and Additional Capital Contributions made by the Parent Corporation and received by the Company and the Incubatees pursuant to this Agreement (“Breakup Fee”). For clarity, “actual Capital Contributions” include every disbursement provided under this Agreement that has been received by the Company and the Incubatees.

b)Security for Unpaid Breakup Fee: Until the Breakup Fee is paid in full, the Parent Corporation shall have the right to secure its interest by encumbering and placing liens on all assets of the Company and the Incubatees. Such encumbrance and lien rights shall serve as security for any unpaid Breakup Fee and may be enforced in accordance with applicable law.

c)Procedure for Termination: Termination under this Section shall become effective only after:

i)The appropriate event triggering termination has occurred;

ii)The Company and the Incubatees have provided written notice of their intent to terminate pursuant to this Section; and

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iii)The Breakup Fee has been fully satisfied or adequately secured as provided above.

This Section 8.2 is intended to protect the financial interest of the Parent Corporation in the event that the spin-off objective is not achieved or the parties decide to terminate the Agreement. All terms and conditions related to the Breakup Fee, including without limitation, the Parent Corporation’s lien rights, shall be strictly enforced.

8.3.Effect of Termination. Upon termination of this Agreement and full payment of any applicable Breakup Fee, the following shall occur:

a)All rights, obligations, and restrictions set forth herein shall cease, except for those provisions which expressly survive termination;

b)The Escrow Agent shall promptly wind down the escrow arrangements in accordance with Section 5, and all share certificates and any applicable restrictions shall be transferred and returned to their rightful owners, subject to the conditions of Section 5; and

c)Termination shall not affect any accrued rights, liabilities, or confidentiality obligations of any party as of the effective date of termination.

8.4.Additional Termination Provisions. Any termination under this Section shall be executed in accordance with the notice and documentation requirements set forth in this Agreement, ensuring that all parties are fully informed and in agreement regarding the termination and its consequences.

9. INDEMNIFICATION

7.5.Mutual Indemnification. Each party (“Indemnitor”) agrees to defend, indemnify, and hold harmless every other party (“Indemnitee”) from and against any and all claims, losses, liabilities, damages, costs, and expenses—including reasonable attorneys’ fees and expenses, which mean actual attorneys’ fees, court costs, and other expenses incurred in connection with any action or proceeding arising directly or indirectly from:

a)any breach by the Indemnitor of its representations, warranties, covenants, or obligations under this Agreement;

b)any negligent or willful act or omission by the Indemnitor in connection with this Agreement; or

c)any violation by the Indemnitor of applicable law or regulation in the performance of its obligations hereunder.

7.6.Notice and Defense of Claims. In the event an indemnification claim is asserted, the Indemnitee shall promptly notify the Indemnitor in writing, specifying the nature of the claim and the amount of damages or losses claimed. The Indemnitor shall have the right, at its own expense and with counsel reasonably acceptable to the Indemnitee, to assume the defense of such claim. The Indemnitee shall cooperate in the defense and may, at its own expense, participate in the defense with counsel of its choosing.

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Notwithstanding the foregoing, no settlement that imposes any obligation or liability on an Indemnitee shall be made without that Indemnitee’s prior written consent, which shall not be unreasonably withheld.

7.7.Incorporation of Additional Indemnification Provisions. The indemnification obligations set forth in this Section are supplemental to, and shall not limit or supersede, any indemnification rights provided under Section 7 of the Acquisition and Stock Purchase Agreement dated June 23, 2025. Where greater indemnification protection is available under that Agreement, such protection shall apply concurrently hereunder.

7.8.Survival. The indemnification obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years and shall remain in full force and effect with respect to any claims arising from acts or omissions occurring prior to such termination

10. PUBLIC COMMUNICATIONS

8.14.Definition of Public Communication. For purposes of this Agreement, “Public Communication” means any external statement, disclosure, or dissemination—irrespective of medium or format—including, without limitation:

•press releases, investor presentations, slide decks, podcasts, interviews, and conference call remarks;

•website content, blog entries, newsletters, e-mail campaigns, webinars, and podcasts;

•posts, comments, or stories on social-media platforms (e.g., LinkedIn, X/Twitter, Facebook, Instagram, TikTok, Threads, Discord, Slack, or similar services); and

•scripts, Q&A’s, speeches, talking points, or other communications prepared for conferences, trade shows, analyst calls, or media appearances, whether made by or on behalf of the Parent Corporation, the Company, any Incubatee, or any officer, director, employee, agent, or representative thereof.

8.15.Parent Corporation Pre-Clearance Requirement.

a)Except as expressly permitted under Section 10.4, no Public Communication shall be released, posted, or otherwise disseminated by the Company or any Incubatee unless and until it has been submitted in draft form to, and received the prior written approval of, the Parent Corporation (such approval, “Pre-Clearance”).

b)The submitting party shall provide the Parent Corporation with the complete text, context, and any supporting materials of the proposed Public Communication no fewer than three (3) business days prior to the intended dissemination (or such shorter period as the Parent Corporation may expressly approve in writing).

c)In granting or withholding Pre-Clearance, the Parent Corporation shall determine, in its sole and absolute discretion, whether any of the following is required or advisable:

(i)The issuance of a formal press release over a nationally or internationally recognized newswire service;

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(ii)The filing of a Current Report on Form 8-K or other disclosure under the rules and regulations of the SEC, FINRA, or any other applicable regulatory authority;

(iii)A joint announcement or coordinated dissemination plan among some or all of the parties; and/or

(iv)The inclusion, modification, omission, or deferral of any information to ensure compliance with Regulation FD, the Securities Act of 1933, the Securities Exchange Act of 1934, NYSE and NASDAQ Listing Rules, or other applicable law or regulation.

8.16.Ongoing Compliance and Corrective Action. The Company and each Incubatee shall:

a)Strictly adhere to all corporate disclosure policies of the Parent Corporation as amended from time to time;

b)Refrain from selectively disclosing material non-public information (as that term is defined under Regulation FD); and

c)Promptly retract, correct, or supplement any Public Communication if the Parent Corporation reasonably determines that such action is necessary to prevent or mitigate:

(i)a violation of law or regulation,

(ii)the dissemination of materially misleading information, or

(iii)reputational and/or financial harm.

8.17.Mandatory Legal Disclosure. If outside counsel advises a party that a Public Communication or filing is legally required to comply with any subpoena, court order, statute, rule, regulation, or stock-exchange requirement, that party shall, to the extent legally permissible:

a)Give the Parent Corporation prompt written notice of the required disclosure and the proposed text thereof;

b)Consult in good faith with the Parent Corporation regarding the timing, content, and manner of the disclosure; and

c)Disclose only that portion of information that, in the written opinion of counsel, is legally required to be disclosed.

11. MISCELLANEOUS

11.1.Entire Agreement. This Agreement, together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the engagement hereof. No modification, rescission, cancellation, amendment, or

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termination of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

11.2.Conflict. In the event of any conflict, ambiguity, or inconsistency between this Agreement and any other document that may be annexed hereto, the terms of this Agreement shall govern.

11.3.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of all parties hereto. This Agreement shall be binding upon and inure to the benefit of any and all successors and assigns of the parties hereto.

11.4.Modifications, Amendments, and Waivers. Except as expressly provided herein, neither this Agreement nor any term hereof may be modified, amended, waived, or supplemented other than by a written instrument referencing this Agreement and signed by the Parties. Any such modification, amendment, waiver, or supplement effected in accordance with this Section 11.4 shall be binding on all parties hereto. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.5.Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall explicitly reference this Agreement, and shall be addressed to the appropriate party at the address specified herein, or such other address as may be designated by the party in a written notice provided in accordance with this Section 11.5. Such notice shall be deemed effectively given and received (i) upon actual delivery, if hand-delivered, or (ii) upon delivery confirmation, if sent via a reputable international courier service with a requested recipient signature.

11.6.Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction or under applicable law, such provision shall be deemed modified to the extent necessary to make it valid and enforceable while preserving its original intent, to the fullest extent permitted by law. In any event, the invalidity or unenforceability of any provision shall not affect the validity, enforceability, or effect of the remaining provisions of this Agreement. The Agreement shall continue in full force and effect and shall be construed as though the invalid or unenforceable provision had either been omitted or appropriately modified in accordance with this Section 11.6.

11.7.No Interpretation Against Drafter. This Agreement has been negotiated at arm’s length by parties who are sophisticated and experienced in such transactions. Each party has been represented by, or has had the opportunity to consult with, competent legal counsel regarding the terms and implications of this Agreement. Accordingly, any rule of contract interpretation or legal principle that would require a court to construe ambiguities against the drafting party is hereby expressly waived and shall not apply to the interpretation of this Agreement.

11.8.Headings. All headings set forth in this Agreement are for the convenience of the parties and in no way define, limit, or describe the scope or intent of this Agreement; they are to be given no legal effect.

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11.9.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties acknowledge and agree that electronic signatures, facsimile signatures, or other legally recognized digital executions shall be deemed valid and binding for all purposes of this Agreement.

11.10.Governing Language. This Agreement, together with all ancillary agreements, schedules, and related documents between the parties, shall be executed, interpreted, and enforced solely in the English language. In the event of any translation into any other language, the English version shall prevail and shall be the sole basis for interpreting the meaning, intent, and obligations of the parties. Any dispute, ambiguity, or inconsistency arising under or relating to this Agreement shall be determined solely based on its English language version.

11.11.Governing Law; Jurisdiction. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Wyoming, without regard to its conflict-of-law principles. Any dispute arising out of or relating to this Agreement—whether based in contract, tort, or any other legal theory—shall be resolved under Wyoming law. Furthermore, the parties irrevocably agree that the exclusive jurisdiction and venue for any legal proceeding arising from this Agreement shall be the state courts of Laramie County, Wyoming. The parties expressly waive any right to contest jurisdiction or seek adjudication in any other forum.

11.12.Injunctive Relief. By executing this Agreement and in consideration of the mutual covenants set forth herein, all parties hereto expressly agree that in the event of a breach of any material term of this Agreement, the non-breaching party shall be entitled to immediate injunctive or mandatory relief, whether temporary or permanent, in a competent court of jurisdiction. Such relief may be obtained without the necessity of proving actual damages and shall be granted without prejudice to any other legal or equitable remedies available to the non-breaching party. Furthermore, upon a material breach of this Agreement, the non-breaching party may submit a conformed copy of this Agreement to the appropriate court, seeking an injunction to enforce its terms or to prevent the breaching party from circumventing the express intent of the parties as set forth herein.

11.13.Attorney’s Fees. Should any arbitration, litigation, or legal proceeding arise concerning the enforcement or breach of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and related legal costs. "Reasonable attorney’s fees" shall be deemed to include the actual cost of legal services rendered, including fees related to appeals or enforcement of judgments.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties, by their duly authorized representative, have caused this Agreement to be executed as of the date first written above.

PARENT CORPORATION:	THE COMPANY:
J. Scott Sitra President and Chief Executive Officer SecureTech Innovations, Inc.	J. Scott Sitra President and Chief Executive Officer AI UltraProd, Inc.

SUBSIDIARY #1:	SUBSIDIARY #2:
Xing YunZhu Sole Director Aiultraprod Group Limited	Xing YunZhu Sole Director AIUP Holding Limited

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EXHIBIT A

CAPITAL CONTRIBUTIONS AND FUNDING MILESTONES

Dated June 23, 2025

The Parent Corporation agrees to provide the Company and Incubatees with Capital Contributions in accordance with the following scheduled tranches, each contingent upon achieving the specified milestones:

A)Capital Contributions: Capital Contributions shall consist exclusively of cash and/or debt or equity securities issued by the Parent Corporation. Any indebtedness or equity issuances by the Company and/or Incubatees—even if unanimously agreed upon—shall not be deemed Capital Contributions and shall not count toward the minimum amount required under this Agreement. All Capital Contributions must be derived from lawful sources and comply with all applicable international Anti-Money Laundering (AML) laws, rules, and regulations.

B)Parent Corporation Equity Offering: The Parent Corporation shall file a Registration Statement with the SEC in July 2025. Once the SEC approves and declares such Registration Statement “effective,” the Parent Corporation will conduct a general offering by selling up to ten million U.S. dollars (US$10,000,000) of its equity securities.

C)$3 Million Initial Cash Tranche: Within ninety (90) days following the effective date of the Registration Statement, the Parent Corporation shall deliver an initial cash tranche of three million U.S. dollars (US$3,000,000) to the Company and Incubatees. This tranche may be disbursed in smaller increments during this period at the Parent Corporation’s discretion, enabling flexibility to source funds from additional private, non-SEC-approved investors or revenue streams, provided that all disbursements adhere to the terms of this Agreement.

D)Acquisition Assistance. Commencing in July 2025, while the SEC reviews the aforementioned Registration Statement, the Parent Corporation will assist the Company and Incubatees in pursuing and closing pending acquisitions. To expedite such transactions, the Parent Corporation may utilize unregistered debt and equity securities, as well as non-equity financing from active institutional and private M&A lenders. Any debt or equity securities issued, or any traditional or alternative indebtedness incurred or assumed in connection with these acquisitions, shall be credited toward the Parent Corporation’s minimum Capital Contributions.

In the event that the combination of the Initial Cash Tranche and Acquisition Assistance satisfies or exceeds the minimum Capital Contributions required under Section 4 of this Agreement, any subsequent cash disbursements shall be considered Additional Capital Contributions, provided solely at the Parent Corporation’s discretion.

E)$2 Million Follow-On Cash Tranche (Revenue Milestone): Upon the Company achieving a minimum Trailing Twelve-Month (“TTM”) consolidated gross revenue of ten million U.S. dollars (US$10,000,000), the Parent Corporation shall disburse a follow-on cash tranche of two million U.S. dollars (US$2,000,000) to the Company and Incubatees.

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F)$2 Million Follow-On Cash Tranche (Profitability Milestone): Upon the Company achieving a TTM minimum consolidated net profit of one million U.S. dollars (US$1,000,000), the Parent Corporation shall disburse a follow-on cash tranche of two million U.S. dollars (US$2,000,000) to the Company and Incubatees.

G)$3 Million Follow-On Cash Tranche (Advanced Revenue Milestone): Upon the Company achieving a minimum TTM consolidated gross revenue of twenty-five million U.S. dollars (US$25,000,000), the Parent Corporation shall disburse a follow-on cash tranche of three million U.S. dollars (US$3,000,000) to the Company and Incubatees.

[Attached hereto]

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EXHIBIT C

THE COMPANY’S ORGANIZATIONAL CHART

Dated June 23, 2025

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EXHIBIT D

REGULATION “S” REPRESENTATIONS

A)The Shareholder understands and acknowledges that (i) the Acquisition Shares are being sold in reliance upon an exemption from registration afforded by Regulation S promulgated under the Securities Act (or other applicable exemption from the registration requirements under the Securities Act), and that such Acquisition Shares have not been registered with any state securities commission or authority; and (ii) pursuant to the requirements of Regulation S, the Acquisition Shares may not be transferred, sold or otherwise exchanged, unless in compliance with the provisions of Regulation S and/or pursuant to registration under the Securities Act, or pursuant to another available exemption thereunder.

B)The Shareholder is not a U.S. Person (as defined under Regulation S) and is not acquiring the Acquisition Shares for the account of any U.S. Person; and the Shareholder is not otherwise deemed to be a “U.S. Person” within the meaning of Regulation S.

C)The offer leading to the sale evidenced hereby was made in an “offshore transaction.” For purposes of Regulation S, the Shareholder understands that an “offshore transaction” as defined under Regulation S is any offer or sale not made to a person in the United States and either (i) at the time the buy order is originated, the purchaser is outside the United States, or the seller or any person acting on his/her behalf reasonably believes that the purchaser is outside the United States; or (ii) for purposes of (a) Rule 903 of Regulation S, the transaction is executed in, or on or through a physical trading floor of an established foreign exchange that is located outside the United States or (b) Rule 904 of Regulation S, the transaction is executed in, on or through the facilities of a designated offshore securities market, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the U.S.

D)The Shareholder, nor any affiliate or any Person acting on the Shareholder’s behalf, has made or is aware of any “directed selling efforts” in the United States, which is defined in Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Acquisition Shares being purchased hereby.

E)The Shareholder understands that the Purchaser, together with the Parent Corporation, is the seller of the Acquisition Shares, and that, for purpose of Regulation S, a “distributor” is any underwriter, dealer, or other person who participates, pursuant to a contractual arrangement, in the distribution of securities offered or sold in reliance on Regulation S and that an “affiliate” is any partner, officer, director, or any person directly or indirectly controlling, controlled by, or under common control with any person in question. The Shareholder agrees that he/she will not, during the Restricted Period set forth under Rule 903(b)(iii)(A), act as a distributor, either directly or through any affiliate, nor shall he/she sell, transfer, hypothecate or otherwise convey the Acquisition Shares other than to a non-U.S. Person.

F)The Shareholder is purchasing the Acquisition Shares for its own account and risk and not for the account or benefit of a U.S. Person (as defined in Regulation S) and no other person has any interest in or participation in the Acquisition Shares, or any right, option, security interest, pledge or other interest in or to the Acquisition Shares.

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G)The Shareholder will, after the expiration of the Restricted Period, as set forth under Regulation S Rule 903(b)(3)(iii)(A), offer, sell, pledge, or otherwise transfer the Acquisition Shares only in accordance with Regulation S, or pursuant to an available exemption under the Securities Act and, in any case, in accordance with applicable state and federal securities laws. The transactions contemplated by this Agreement have neither been pre-arranged with a purchaser who is in the U.S., or who is a U.S. Person, nor are they part of a plan or scheme to evade the registration provisions of the United States federal securities laws.

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